Exhibit 2(b).1

INFORMATION MEMORANDUM

National Grid Transco plc

(incorporated with limited liability in England and Wales on 11 July 2000)

and

National Grid Company plc

(incorporated with limited liability in England and Wales on 1 April 1989)

Euro 6,000,000,000
Euro Medium Term Note Programme

Under the Euro Medium Term Note Programme (the “Programme”) described in this information memorandum (the “Information Memorandum”), each of National Grid Transco plc (“NGT”) and National Grid Company plc (“NGC”) (each, an “Issuer” and together, the “Issuers”), subject to compliance with all relevant laws, regulations and directives, may from time to time issue debt instruments (the “Instruments”) denominated in any currency agreed between the relevant Issuer, the Trustee and the relevant Dealer (as defined below). The aggregate nominal amount of Instruments outstanding will not at any time exceed Euro 6,000,000,000 (or the equivalent in other currencies). The Instruments will only be issued in bearer form.

Applications have been made to admit Instruments issued under the Programme during the period of twelve months after the date hereof to listing on the Official List of the Financial Services Authority (in its capacity as competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000 (“FSMA”) (the “UK Listing Authority”)) and to trading on the London Stock Exchange plc (the “London Stock Exchange”). The Programme also permits Instruments to be issued on an unlisted basis or to be admitted to listing, trading and/or quotation by such other or further listing authorities, stock exchanges and/or quotation systems as may be agreed with the relevant Issuer. The relevant Pricing Supplement (as defined on page 5) in respect of the issue of any Instruments will specify whether or not such Instruments will be listed on the Official List and admitted to trading on the London Stock Exchange’s market for listed securities (or any other listing authority, stock exchange and/or quotation system).

Each Series (as defined on page 5) of Instruments will be represented on issue by a temporary global instrument in bearer form (each a “temporary Global Instrument”) or a permanent global instrument (each a “permanent Global Instrument”). Global Instruments (being together, temporary Global Instruments and permanent Global Instruments) may be deposited on the relevant issue date with a common depositary on behalf of Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”). The provisions governing the exchange of interests in any Global Instrument for interests in any other Global Instrument and definitive Instruments are described in “Summary of Provisions Relating to the Instruments while in Global Form”.

Programme Arranger and Dealer

HSBC

Dealers

ABN AMRO	Banc of America Securities Limited
Barclays Capital	Citigroup
Deutsche Bank	Dresdner Kleinwort Wasserstein
Mitsubishi Securities International plc	National Australia Bank Limited
RBC Capital Markets	The Royal Bank of Scotland

The date of this Information Memorandum is 6 December 2004

IMPORTANT NOTICES

This Information Memorandum comprises listing particulars given in compliance with the listing rules (the “Listing Rules”) made under Section 74 of FSMA for the purpose of giving information with regard to (i) NGT and each of its subsidiary undertakings, including NGC (together, the “NGT Group”) and the issue by NGT of Instruments during the period of 12 months after the date of this Information Memorandum (the “NGT Listing Particulars”) and (ii) (with the exception of the information contained in the section entitled “DESCRIPTION OF NATIONAL GRID TRANSCO PLC”, the information contained in the section entitled “CONSOLIDATED CAPITALISATION AND INDEBTEDNESS OF NATIONAL GRID TRANSCO PLC” and the information contained in paragraphs 6, 8, 10 and 13(f) and paragraphs 2, 3 and 4 (to the extent they relate to NGT) in the section entitled “GENERAL INFORMATION”) NGC and each of its subsidiary undertakings (together, the “NGC Group”) and the issue of Instruments by NGC during the period of 12 months after the date of this Information Memorandum (the “NGC Listing Particulars”). Accordingly, NGT accepts responsibility for the information contained in the NGT Listing Particulars and NGC accepts responsibility for the information contained in the NGC Listing Particulars.

To the best of the knowledge and belief of each of the Issuers (each of which has taken all reasonable care to ensure that such is the case), the information contained in its listing particulars is in accordance with the facts and does not omit anything likely to affect the import of such information. Copies of this document have been delivered for registration to the Registrar of Companies in England and Wales in accordance with Section 83 of FSMA.

This Information Memorandum should be read and construed together with any amendments or supplements hereto and with any other documents incorporated by reference herein and, in relation to any Tranche (as defined herein) of Instruments, should be read and construed together with the relevant Pricing Supplement (as defined herein).

No person has been authorised to give any information or to make any representation other than as contained in this Information Memorandum in connection with the issue or sale of the Instruments and, if given or made, any such information or representation must not be relied upon as having been authorised by either of the Issuers or any of the Dealers or the Arranger (as defined in “Summary of the Programme”).

Neither the delivery of this Information Memorandum or any Pricing Supplement nor the offering, sale or delivery of any Instrument shall, under any circumstances, create any implication that the information contained in this Information Memorandum is true subsequent to the date hereof, that there has been no change (or any event reasonably likely to involve a change) in the affairs of either of the Issuers since the date of this Information Memorandum or the date upon which this Information Memorandum has been most recently amended or supplemented or that there has been no adverse change (or any event reasonably likely to involve any adverse change) in the financial position of either of the Issuers since the date of this Information Memorandum or the date upon which this Information Memorandum has been most recently amended or supplemented or that any other information supplied in connection with the Programme is correct as of any time subsequent to the date on which it is supplied or, if different, the date indicated in the document containing the same.

The distribution of this Information Memorandum and the offering, distribution or sale of the Instruments in certain jurisdictions may be restricted by law. Persons into whose possession this Information Memorandum or any Pricing Supplement comes are required by the Issuers, the Dealers and the Arranger to inform themselves about and to observe any such restriction. The Instruments have not been and will not be registered under the United States Securities Act of 1933, as amended and will be in bearer form and subject to U.S. tax law requirements. Subject to certain exceptions, Instruments may not be offered, sold or delivered within the United States or to U.S. persons. For a description of certain restrictions on offers and sales of Instruments and on distribution of this Information Memorandum or any Pricing Supplement, see “Plan of Distribution”.

Neither this Information Memorandum nor any Pricing Supplement constitutes an offer of, or an invitation by or on behalf of the relevant Issuer or the Dealers to subscribe for, or purchase, any Instruments.

None of the Dealers, the Arranger or the Trustee have independently verified the information contained in this Information Memorandum. None of the Dealers, the Arranger or the Trustee makes any representation, express or implied, or accepts any responsibility, with respect to the accuracy or completeness of any of the information in this Information Memorandum. Neither this Information Memorandum nor any other financial statement is intended to provide the basis of any credit or other evaluation and should not be considered as a recommendation by either of the Issuers, the Trustee, the Arranger or the Dealers that any recipient of this Information Memorandum or any other financial statements should purchase the Instruments. Each potential purchaser of Instruments should determine for itself the relevance of the information contained in this Information Memorandum and its purchase of Instruments should be based upon such investigation as it deems necessary. None of the Dealers, the Arranger or the Trustee undertakes to review the financial condition or affairs of either of the Issuers during the life of the arrangements contemplated by this Information Memorandum or to advise any investor or potential investor in the Instruments of any information coming to the attention of any of the Dealers, the Arranger or the Trustee.

In this Information Memorandum, unless otherwise specified or the context otherwise requires, references to “Euro” are to the currency of those member states of the European Union which are participating in European Economic and Monetary Union pursuant to the Treaty establishing the European Community, as amended, to “Japanese yen” are to the lawful currency of Japan, to “£” and “Sterling” are to the lawful currency of the United Kingdom, to “U.S. dollars” and “U.S$’’are to the lawful currency of the United States of America, to “Canadian dollars” are to the lawful currency of Canada, to “Australian dollars” are to the lawful currency of Australia, to “New Zealand dollars” are to the lawful currency of New Zealand, to “Swedish krona” are to the lawful currency of Sweden, to “Danish krone” are to the lawful currency of Denmark, to “Hong Kong dollars” are to the lawful currency of Hong Kong and to “Swiss francs” are to the lawful currency of Switzerland.

In connection with the issue of any Tranche of Instruments under the Programme, the Dealer (if any) which is specified in the relevant Pricing Supplement as the Stabilising Manager (or any person acting for the Stabilising Manager) may over-allot or effect transactions with a view to supporting the market price of the Instruments at a level higher than that which might otherwise prevail for a limited period. However, there may be no obligation on the Stabilising Manager (or any agent of the Stabilising Manager) to do this. Such stabilising, if commenced, may be discontinued at any time and must be brought to an end after a limited period. Such stabilising shall be in compliance with all applicable laws, regulations and rules.

DOCUMENTS INCORPORATED BY REFERENCE

This Information Memorandum should be read and construed in conjunction with each relevant Pricing Supplement and:

1.                       the audited consolidated financial statements of (a) NGT for the year ended 31 March 2004 and (b) NGC for the year ended 31 March 2004;

2.                       the unaudited consolidated interim financial statements of NGT for the six months ended 30 September 2004; and

3.                       the most recently published audited and unaudited consolidated financial statements of each Issuer in respect of any financial period ending after the date of this Information Memorandum, which shall be deemed to be incorporated in, and to form part of, this Information Memorandum and which shall be deemed to modify or supersede the contents of this Information Memorandum to the extent that a statement contained in any such document is inconsistent with such contents; provided, however, that no such document incorporated by reference or modifying or superseding statement shall form part of the listing particulars as contained in this Information Memorandum issued in compliance with the Listing Rules.

Any reference in this Information Memorandum to listing particulars means this Information Memorandum excluding all information incorporated by reference. The Issuers have confirmed that any information incorporated by reference, including any such information to which readers of this Information Memorandum are expressly referred, has not been and does not need to be included in the listing particulars to satisfy the requirements of FSMA or the Listing Rules. The Issuers believe that none of the information incorporated herein by reference conflicts in any material respect with the information included in the listing particulars.

SUPPLEMENTARY LISTING PARTICULARS

If at any time either of the Issuers shall be required to prepare supplementary listing particulars pursuant to Section 81 of FSMA, such Issuer will prepare and make available an appropriate amendment or supplement to this Information Memorandum or a further Information Memorandum which, in respect of any subsequent issue of Instruments to be admitted to the Official List of the UK Listing Authority, shall constitute supplementary listing particulars as required by the UK Listing Authority and Section 81 of FSMA.

SUMMARY OF THE PROGRAMME

The following summary is qualified in its entirety by the remainder of this Information Memorandum.

Issuers:	National Grid Transco plc (registered number 04031152)

National Grid Company plc (registered number 02366977)

Description:	Euro Medium Term Note Programme

Size:	Up to Euro 6,000,000,000 (or the equivalent in other currencies at the date of issue) aggregate nominal amount of Instruments outstanding at any one time.

Arranger:	HSBC Bank plc

Principal Dealers:	ABN AMRO Bank N.V.
Banc of America Securities Limited
Barclays Bank PLC
Citigroup Global Markets Limited
Deutsche Bank AG London
Dresdner Bank AG London Branch
HSBC Bank plc
Mitsubishi Securities International plc
National Australia Bank Limited
Royal Bank of Canada Europe Limited
The Royal Bank of Scotland plc

The Issuers may from time to time terminate the appointment of any dealer under the Programme or appoint additional dealers either in respect of one or more Tranches or in respect of the whole Programme. References in this Information Memorandum to “Permanent Dealers” are to the persons listed above as Dealers and to such additional persons that are appointed as dealers in respect of the whole Programme (and whose appointment has not been terminated) and to “Dealers” are to all Permanent Dealers and all persons appointed as a dealer in respect of one or more Tranches.

Trustee:	The Law Debenture Trust Corporation p.l.c.

Issuing and Paying Agent:	JPMorgan Chase Bank, N.A.

Other Paying Agent:	Kredietbank S.A. Luxembourgeoise

Method of Issue:

The Instruments will be issued on a syndicated or non-syndicated basis. The Instruments will be issued in series (each a “Series”) having one or more issue dates and on terms otherwise identical (or identical other than in respect of the first payment of interest), the Instruments of each Series being intended to be interchangeable with all other Instruments of that Series. Each Series may be issued in tranches (each a “Tranche”) on the same or different issue dates. The specific terms of each Tranche (which will be supplemented, where necessary, with supplemental terms and conditions and, save in respect of the issue date, issue price, first payment of interest and nominal amount of the Tranche, will be identical to the terms of other Tranches of the same Series) will be set out in a pricing supplement to this Information Memorandum (a “Pricing Supplement”).

Issue Price:

Instruments may be issued at their nominal amount or at a discount or premium to their nominal amount. Partly Paid Instruments may be issued, the issue price of which will be payable in two or more instalments.

Form of Instruments:

The Instruments may be issued in bearer form only. Each Tranche of Instruments will be represented on issue by a temporary Global Instrument if (a) definitive Instruments are to be made available to Instrumentholders following the expiry of 40 days after their issue date or (b) such Instruments have an initial maturity of more than one year and are being issued in compliance with the D Rules (as defined in “Summary of the Programme – Selling Restrictions”), otherwise such Tranche will be represented by a permanent Global Instrument. Any permanent Global Instrument shall only be exchanged for Instruments in definitive form in the limited circumstances set out in the permanent Global Instrument.

Clearing Systems:

Clearstream, Luxembourg, Euroclear and, in relation to any Tranche, such other clearing system as may be agreed between the relevant Issuer, the Issuing and Paying Agent, the Trustee and the relevant Dealer.

Initial Delivery of Instruments:

On or before the issue date for each Tranche, the Global Instrument representing the relevant Instruments may be deposited with a common depositary for Euroclear and Clearstream, Luxembourg. Global Instruments may also be deposited with any other clearing system or may be delivered outside any clearing system provided that the method of such delivery has been agreed in advance by the relevant Issuer, the Issuing and Paying Agent, the Trustee and the relevant Dealer.

Currencies:

Subject to compliance with all relevant laws, regulations and directives, Instruments may be issued in Euro, Japanese yen, Sterling, U.S. dollars, Canadian dollars, Australian dollars, New Zealand dollars, Swedish krona, Danish krone, Hong Kong dollars or Swiss francs or in other currencies if the relevant Issuer and the relevant Dealer(s) so agree. Instruments may, subject to compliance as above, be issued as dual currency Instruments.

Maturities:	Subject to compliance with all relevant laws, regulations and directives, any maturity from one month to perpetuity.

Any Instruments having a maturity of less than one year from their date of issue must (a) have a minimum redemption value of £100,000 (or its equivalent in other currencies) and be issued only to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses or (b) be issued in other circumstances which do not constitute a contravention of Section 19 of FSMA by the relevant Issuer.

Denominations:

Definitive Instruments will be in such denominations as may be specified in the relevant Pricing Supplement, save that unless otherwise permitted by then current laws and regulations, Instruments which have a maturity of less than one year will have a minimum denomination of £100,000 (or its equivalent in other currencies).

Fixed Rate Instruments:	Fixed interest will be payable in arrear on the date or dates in each year specified in the relevant Pricing Supplement and at maturity.

Floating Rate Instruments:	Floating Rate Instruments will bear interest set separately for each Series as follows:

(a)               on the same basis as the floating rate under a notional interest rate swap transaction in the relevant Specified Currency governed by an agreement incorporating the 2000 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or

(b)              by reference to LIBOR, LIBID, LIMEAN or EURIBOR (or such other benchmark as may be specified in the relevant Pricing Supplement) as adjusted for any applicable margin. Interest periods will be selected by the relevant Issuer prior to issue and specified in the relevant Pricing

Supplement. Floating Rate Instruments may also have a maximum interest rate, a minimum interest rate, or both.

Zero Coupon Instruments:	Zero Coupon Instruments may be issued at their nominal amount or at a discount to it and will not bear interest.

Dual Currency Instruments:

Payments (whether in respect of principal or interest and whether at maturity or otherwise) in respect of Dual Currency Instruments will be made in such currencies, and based on such rates of exchange as may be specified in the relevant Pricing Supplement.

Index Linked Instruments:

Payments of principal in respect of Index Linked Redemption Instruments or of interest in respect of Index Linked Interest Instruments will be calculated by reference to such index and/or formula as may be specified in the relevant Pricing Supplement.

Interest Periods and Rates of Interest:

The length of the interest periods for the Instruments and the applicable interest rate or its method of calculation may differ from time to time or be constant for any Series. Instruments may have a maximum interest rate, a minimum interest rate, or both. The use of interest accrual periods permits the Instruments to bear interest at different rates in the same interest period. All such information will be set out in the relevant Pricing Supplement.

Redemption:

The relevant Pricing Supplement will specify the basis for calculating the redemption amounts payable, which may be by reference to a stock index or formula or as otherwise provided in the relevant Pricing Supplement.

Unless permitted by then current laws and regulations, Instruments which have a maturity of less than one year must have a minimum redemption amount of £100,000 (or its equivalent in other currencies).

Redemption by Instalments:

The Pricing Supplement issued in respect of each issue of Instruments that are redeemable in two or more instalments will set out the dates on which, and the amounts in which, such Instruments may be redeemed.

Other Instruments:

Terms applicable to high interest Instruments, low interest Instruments, step-up Instruments, step-down Instruments, dual currency Instruments, reverse dual currency Instruments, optional dual currency Instruments, partly-paid Instruments and any other type of Instrument that the relevant Issuer, the Trustee and any Dealer(s) may agree to issue under the Programme, subject to compliance with all relevant laws, regulations and directives, will be set out in the relevant Pricing Supplement.

Optional Redemption:

The Pricing Supplement issued in respect of each issue of Instruments will state whether such Instruments may be redeemed prior to their stated maturity at the option of the relevant Issuer (either in whole or in part) and/or the holders, and if so the terms applicable to such redemption.

Redemption at the Option of the Instrumentholders following an NGT Restructuring Event, or as the case may be, an NGC Restructuring Event (each as defined in Condition 4.6.2):

Instruments issued by NGT will be subject to an optional redemption by Instrumentholders following a Put Event (as defined in Condition 4.6.1). Instruments issued by NGC will, if so specified in the relevant Pricing Supplement, be subject to an optional redemption by Instrumentholders following a Put Event (as defined in Condition 4.6.1).

If at any time while any relevant Instrument remains outstanding, a Put Event occurs then (other than in certain circumstances described in Condition 4.6.1) the Instrumentholders will, upon the giving of a Put Event Notice (as defined in Condition 4.6.1), have the option to require the relevant Issuer to redeem the relevant Instrument on the Put Date (as defined in Condition 4.6.4) at the principal amount of the Instrument together with accrued interest to the Put Date.

Status of Istruments:	The Instruments will constitute unsubordinated and unsecured obligations of the relevant Issuer, all as described in “Terms and Conditions of the Instruments – Status”.

Negative Pledge:	Instruments issued by NGT will have the benefit of a negative pledge as described in “Terms and Conditions of the Instruments – Status and Negative Pledge”.

Instruments issued by NGC will not have the benefit of a negative pledge.

Cross Acceleration:	The Instruments will have the benefit of a cross acceleration provision as described in “Terms and Conditions of the Instruments – Events of Default”.

Events of Default:	The events of default under the Instruments are as specified below under “Terms and Conditions of the Instruments – Events of Default”.

Early Redemption:

Except as provided in “Optional Redemption” above, Instruments will be redeemable at the option of the relevant Issuer prior to maturity only for tax reasons. See “Terms and Conditions of the Instruments – Redemption, Purchase and Options”.

Withholding Tax:

All payments of principal and interest in respect of the Instruments will be made free and clear of withholding taxes of the United Kingdom subject to customary exceptions, all as described in “Terms and Conditions of the Instruments – Taxation”.

Governing Law:	English

Listing:

Each Series may be admitted to the Official List of the UK Listing Authority and admitted to trading on the London Stock Exchange and/or admitted to listing, trading and/or quotation by any other listing authority, stock exchange and/or quotation system as may be agreed between the relevant Issuer and the relevant Dealer(s) and specified in the relevant Pricing Supplement or may be unlisted.

Selling Restrictions:	United States, United Kingdom and Japan. See “Plan of Distribution”.

Category 2 selling restrictions will apply to the Instruments for the purposes of Regulation S under the Securities Act.

The Instruments will be issued in compliance with U.S. Treas. Reg. 11.163-5(c)(2)(i)(D) (the “D Rules”) unless (a) the relevant Pricing Supplement states that Instruments are issued in compliance with U.S. Treas. Reg. 11.163-5(c)(2)(i)(C) (the “C Rules”) or (b) the Instruments are issued other than in compliance with the D Rules or the C Rules but in circumstances in which the Instruments will not constitute “registration required obligations” under the United States Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”), which circumstances will be referred to in the relevant Pricing Supplement as a transaction to which TEFRA is not applicable.

Terms and Conditions:

The Terms and Conditions applicable to each Series will be as agreed between the relevant Issuer, the Trustee and the relevant Dealer(s) or other subscriber at or prior to the time of issuance of such Series and will be specified in the relevant Pricing Supplement. The Terms and Conditions applicable to each Series will therefore be those as set out on pages 10 to 33 (inclusive) of this Information Memorandum as supplemented, modified or replaced by the relevant Pricing Supplement.

TERMS AND CONDITIONS OF THE INSTRUMENTS

The following is the text of the terms and conditions which, subject to completion and amendment and as supplemented or varied in accordance with the provisions of the relevant Pricing Supplement, will be endorsed on the Instruments in definitive form (if any) issued in exchange for the Global Instrument(s) representing each Series. Either (a) the full text of these terms and conditions together with the relevant provisions of the Pricing Supplement or (b) these terms and conditions as so completed, amended, supplemented or varied (and subject to simplification by the deletion of non-applicable provisions), shall be endorsed on such Instruments. All capitalised terms which are not defined in these Conditions will have the meanings given to them in the Trust Deed or the relevant Pricing Supplement. Those definitions will be endorsed on the definitive Instruments.

References in these terms and conditions to “Instruments” (as defined below) are to the Instruments of one Series only of the relevant Issuer (as defined below), not to all Instruments that may be issued under the Programme.

National Grid Transco plc (“NGT”) and National Grid Company plc (“NGC”) (each an “Issuer” and together, the “Issuers”) have established a Euro Medium Term Note Programme (the “Programme”) for the issuance of up to Euro 6,000,000,000 in aggregate principal amount of debt instruments (the “Instruments”). The Instruments are constituted by a Trust Deed (as amended or supplemented from time to time, the “Trust Deed”) dated 6 December 2004 between the Issuers and The Law Debenture Trust Corporation p.l.c. (the “Trustee”, which expression shall include all persons for the time being the trustee or trustees under the Trust Deed) as trustee for the Instrumentholders (as defined below). These terms and conditions include summaries of, and are subject to, the detailed provisions of the Trust Deed, which includes the form of the Definitive Instruments, Receipts, Coupons and Talons referred to below. An Agency Agreement (as amended or supplemented from time to time, the “Agency Agreement”) dated 6 December 2004 has been entered into in relation to the Instruments between the Issuers, the Trustee, JPMorgan Chase Bank, N.A. as initial issuing and paying agent and the other agent(s) named in it. The issuing and paying agent, the paying agent(s) and the calculation agent(s) for the time being (if any) are referred to below respectively as the “Issuing and Paying Agent”, the “Paying Agents” (which expression shall include the Issuing and Paying Agent) and the “Calculation Agent(s)”. Copies of the Trust Deed and the Agency Agreement are available for inspection during usual business hours at the registered office of the Trustee (presently at Fifth Floor, 100 Wood Street, London EC2V 7EX) and at the specified offices of the Paying Agents.

The Instrumentholders, the holders of the interest coupons (the “Coupons”) appertaining to interest bearing Instruments and, where applicable in the case of such Instruments, talons for further Coupons (the “Talons”) (the “Couponholders”) and the holders of the receipts for the payment of instalments of principal (the “Receipts”) relating to Instruments of which the principal is payable in instalments are entitled to the benefit of, are bound by, and are deemed to have notice of, all the provisions of the Trust Deed and are deemed to have notice of those provisions of the Agency Agreement applicable to them.

1.                      Form, Denomination and Title

The Instruments are issued in bearer form in the Specified Denomination(s) specified in the relevant Pricing Supplement and are serially numbered. Instruments of one Specified Denomination are not exchangeable for Instruments of another Specified Denomination.

This Instrument is a Fixed Rate Instrument, a Floating Rate Instrument, a Zero Coupon Instrument, a Perpetual Instrument, an Index Linked Interest Instrument, an Index Linked Redemption Instrument, an Instalment Instrument, a Dual Currency Instrument or a Partly Paid Instrument, a combination of any of the preceding or any other kind of Instrument, depending upon the Interest and Redemption/Payment Basis specified in the relevant Pricing Supplement.

Instruments are issued with Coupons (and, where appropriate, a Talon) attached, save in the case of Zero Coupon Instruments in which case references to interest (other than in relation to interest due after the Maturity Date), Coupons and Talons in these Conditions are not applicable.

Instalment Instruments are issued with one or more Receipts attached. Title to the Instruments and the Receipts, Coupons and Talons shall pass by delivery and except as ordered by a court of competent jurisdiction or as required by law, the Issuer and the Paying Agents shall be entitled to treat the bearer of any Instrument, Receipt, Coupon or Talon as the absolute owner of that Instrument, Receipt, Coupon or Talon, as the case may be, and shall not be required to obtain any proof of ownership as to the identity of the bearer.

In these Conditions, “Instrumentholder” means the bearer of any Instrument of one Series only of an Issuer and the Receipts relating to it, “holder” (in relation to an Instrument, Receipt, Coupon or Talon) means the bearer of any Instrument, Receipt, Coupon or Talon and capitalised terms have the meanings given to them herein, the absence of any such meaning indicating that such term is not applicable to the Instruments.

2.                      Status and Negative Pledge

2.1                 Status

The Instruments and the Receipts and Coupons relating to them constitute direct, unconditional and unsecured obligations of the Issuer and rank pari passu without any preference or priority among themselves. The payment obligations of the Issuer under the Instruments, Receipts and Coupons shall, subject to such exceptions as are from time to time applicable under the laws of England and, in relation to Instruments issued by NGT, as provided in Condition 2.2, rank equally with all other present and future unsecured obligations (other than subordinated obligations, if any) of the Issuer.

2.2               Negative Pledge

So long as any Instrument, Receipt or Coupon of NGT remains outstanding (as defined in the Trust Deed) NGT will not create or permit to subsist any mortgage, charge, pledge, lien or other form of encumbrance or security interest (“Security”) upon the whole or any part of its undertaking, assets or revenues present or future to secure any Relevant Indebtedness, or any guarantee of or indemnity in respect of any Relevant Indebtedness unless, at the same time or prior thereto, NGT’s obligations under the Instruments, the Receipts, the Coupons and the Trust Deed (a) are secured equally and rateably therewith or benefit from a guarantee or indemnity in substantially identical terms thereto, as the case may be, in each case to the satisfaction of the Trustee, or (b) have the benefit of such other security, guarantee, indemnity or other arrangement as the Trustee in its absolute discretion shall deem to be not materially less beneficial to the Instrumentholders or as shall be approved by an Extraordinary Resolution (as defined in the Trust Deed) of the Instrumentholders.

For the purposes of these Conditions, “Relevant Indebtedness” means any present or future indebtedness in the form of, or represented by, bonds, notes, debentures, loan stock or other securities which are for the time being, or are intended, with the agreement of the Issuer, to be quoted, listed or ordinarily dealt in on any stock exchange.

3.                      Interest

3.1                 Interest on Fixed Rate Instruments

Each Fixed Rate Instrument bears interest on its outstanding nominal amount from the Interest Commencement Date at the rate per annum (expressed as a percentage) equal to the Rate of Interest, payable in arrear on each Interest Payment Date.

If a Fixed Coupon Amount or a Broken Amount is specified in the relevant Pricing Supplement, the amount of interest payable on each Interest Payment Date will amount to the Fixed Coupon Amount, or, if applicable, the Broken Amount so specified and in the case of a Broken Amount will be payable on the particular Interest Payment Date(s) specified in the relevant Pricing Supplement.

3.2               Interest on Floating Rate Instruments and Index Linked Interest Instruments

3.2.1       Interest Payment Dates: Each Floating Rate Instrument and Index Linked Interest Instrument bears interest on its outstanding nominal amount from the Interest Commencement Date at the rate per annum (expressed as a percentage) equal to the Rate of Interest, such interest being payable in arrear on each Interest Payment Date. Such Interest Payment Date(s) is/are either specified in the relevant Pricing Supplement as Specified Interest Payment Dates or, if no Specified Interest Payment Date(s) is/are specified in the relevant Pricing Supplement, Interest Payment Date shall mean each date which falls the number of months or other period shown on this Instrument as the Interest Period after the preceding Interest Payment Date or, in the case of the first Interest Payment Date, after the Interest Commencement Date.

3.2.2       Business Day Convention: If any date which is specified to be subject to adjustment in accordance with a Business Day Convention would otherwise fall on a day which is not a Business Day, then, if the Business Day Convention specified is (a) the Floating Rate Convention, such date shall be postponed to the next day which is a Business Day unless it would then fall into the next calendar month, in which event (x) such date shall be brought forward to the immediately preceding Business Day and (y) each subsequent such date shall be the last Business Day of the month in which such date would have fallen had it not been subject to adjustment, (b) the Following Business Day Convention, such date shall be postponed to the next day which is a Business Day, (c) the Modified Following Business Day Convention, such date shall be postponed to the next day which is a Business Day unless it would then fall into the next calendar month, in that event such date shall be brought forward to the immediately preceding Business Day or (d) the Preceding Business Day Convention, such date shall be brought forward to the immediately preceding Business Day.

3.2.3       Rate of Interest for Floating Rate Instruments: The Rate of Interest in respect of Floating Rate Instruments for each Interest Accrual Period shall be determined in the manner specified in the relevant Pricing Supplement and the provisions below relating to either ISDA Determination or Screen Rate Determination shall apply, depending upon which is specified on this Instrument.

(a)                  ISDA Determination for Floating Rate Instruments: Where ISDA Determination is specified in the relevant Pricing Supplement as the manner in which the Rate of Interest is to be determined, the Rate of Interest for each Interest Accrual Period shall be determined by the Calculation Agent as a rate equal to the relevant ISDA Rate. For the purposes of this sub-paragraph (a), “ISDA Rate” for an Interest Accrual Period means a rate equal to the Floating Rate which would be determined by the Calculation Agent under a Swap Transaction under the terms of an agreement incorporating the ISDA Definitions and under which:

(i)                    the Floating Rate Option is as specified in the relevant Pricing Supplement;

(ii)                 the Designated Maturity is a period specified in the relevant Pricing Supplement; and

(iii)              the relevant Reset Date is the first day of that Interest Accrual Period unless otherwise specified in the relevant Pricing Supplement.

For the purposes of this sub-paragraph (a), “Floating Rate”, “Calculation Agent”, “Floating Rate Option”, “Designated Maturity”, “Reset Date” and “Swap Transaction” have the meanings given to those terms in the ISDA Definitions.

(b)                 Screen Rate Determination for Floating Rate Instruments: Where Screen Rate Determination is specified in the relevant Pricing Supplement as the manner in which the Rate of Interest is to be determined, the Rate of Interest for each Interest Accrual Period shall be determined by the Calculation Agent at or about the Relevant Time on the Interest Determination Date in respect of such Interest Accrual Period in accordance with the following:

(i)                    if the Primary Source for Floating Rate is a Page, subject as provided below, the Rate of Interest shall be:

(1)                the Relevant Rate (where such Relevant Rate on such Page is a composite quotation or is customarily supplied by one entity); or

(2)                the arithmetic mean of the Relevant Rates of the persons whose Relevant Rates appear on that Page,

in each case appearing on such Page at the Relevant Time on the Interest Determination Date;

(ii)                 if the Primary Source for the Floating Rate is Reference Banks or if sub-paragraph (i)(1) applies and no Relevant Rate appears on the Page at the Relevant Time on the Interest Determination Date or if sub-paragraph (i)(2) above applies and fewer than two Relevant Rates appear on the Page at the Relevant Time on the Interest Determination Date, subject as provided below, the Rate of Interest shall be the arithmetic mean of the Relevant Rates that each of the Reference Banks is quoting to leading banks in the Relevant Financial Centre at the Relevant Time on the Interest Determination Date, as determined by the Calculation Agent; and

(iii)              if paragraph (ii) above applies and the Calculation Agent determines that fewer than two Reference Banks are so quoting Relevant Rates, subject as provided below, the Rate of Interest shall be the arithmetic mean of the rates per annum (expressed as a percentage) that the Calculation Agent determines to be the rates (being the nearest equivalent to the Benchmark) in respect of a Representative Amount of the Specified Currency that at least two out of five leading banks selected by the Calculation Agent in the principal financial centre of the country of the Specified Currency or, if the Specified Currency is Euro in

those member states of the European Union which are participating in European economic and monetary union as selected by the Calculation Agent (the “Principal Financial Centre”) are quoting at or about the Relevant Time on the date on which such banks would customarily quote such rates for a period commencing on the Effective Date for a period equivalent to the Specified Duration (1) to leading banks carrying on business in Europe, or (if the Calculation Agent determines that fewer than two of such banks are so quoting to leading banks in Europe) (2) to leading banks carrying on business in the Principal Financial Centre; except that, if fewer than two of such banks are so quoting to leading banks in the Principal Financial Centre, the Rate of Interest shall be the Rate of Interest determined on the previous Interest Determination Date (after readjustment for any difference between any Margin, Rate Multiplier or Maximum or Minimum Rate of Interest applicable to the preceding Interest Accrual Period and to the relevant Interest Accrual Period).

3.2.4       Rate of Interest for Index Linked Interest Instruments: The Rate of Interest in respect of Index Linked Interest Instruments for each Interest Accrual Period shall be determined in the manner specified in the relevant Pricing Supplement and interest will accrue by reference to an Index or Formula as specified in the relevant Pricing Supplement.

(a)                  Zero Coupon Instruments: Where an Instrument, the Interest Basis of which is specified to be Zero Coupon, is repayable prior to the Maturity Date and is not paid when due, the amount due and payable prior to the Maturity Date shall be the Early Redemption Amount of such Instrument. As from the Maturity Date, the Rate of Interest for any overdue principal of such an Instrument shall be a rate per annum (expressed as a percentage) equal to the Amortisation Yield (as defined in Condition 4.4.1(b)).

(b)                 Dual Currency Instruments: In the case of Dual Currency Instruments, if the rate or amount of interest falls to be determined by reference to a Rate of Exchange or a method of calculating a Rate of Exchange, the rate or amount of interest payable shall be determined in the manner specified in the relevant Pricing Supplement.

(c)                  Partly Paid Instruments: In the case of Partly Paid Instruments (other than Partly Paid Instruments which are Zero Coupon Instruments), interest will accrue as previously stated on the paid-up nominal amount of such Instruments and otherwise as specified in the relevant Pricing Supplement.

(d)                 Accrual of Interest: Interest shall cease to accrue on each Instrument on the due date for redemption unless, upon due presentation, payment is improperly withheld or refused, in which event interest shall continue to accrue (as well after as before judgment) at the Rate of Interest in the manner provided in this Condition 3 to the Relevant Date (as defined in Condition 6).

(e)                  Margin, Maximum/Minimum Rates of Interest, Instalment Amounts and Redemption Amounts, Rate Multipliers and Rounding:

(i)                    If any Margin or Rate Multiplier is specified in the relevant Pricing Supplement (either (x) generally, or (y) in relation to one or more Interest Accrual Periods), an adjustment shall be made to all Rates of Interest, in the case of (x), or the Rates of Interest for the specified Interest Accrual Periods, in the case of (y), calculated in accordance with Condition 3.2.3(b) above, by adding (if a positive number) or subtracting (if a negative number) the absolute value of such Margin or multiplying by such Rate Multiplier, subject always to the next paragraph.

(ii)                 If any Maximum or Minimum Rate of Interest, Instalment Amount or Redemption Amount is specified in the relevant Pricing Supplement, then any Rate of Interest, Instalment Amount or Redemption Amount shall be subject to such maximum or minimum, as the case may be.

(iii)              For the purposes of any calculations required pursuant to these Conditions (unless otherwise specified), (x) all percentages resulting from such calculations shall be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point (with halves being rounded up), (y) all figures shall be rounded to seven significant figures (with halves being rounded up) and (z) all currency amounts that fall due and payable shall be rounded to the nearest unit of such currency (with halves being rounded up), save in the case of yen, which shall be rounded down to the nearest yen. For these purposes “unit” means the lowest amount of such currency which is available as legal tender in the country of such currency.

(f)                    Calculations: The amount of interest payable in respect of any Instrument for any period shall be calculated by multiplying the product of the Rate of Interest and the outstanding nominal amount of such Instrument by the Day Count Fraction, unless an Interest Amount (or a formula for its calculation) is specified in the relevant Pricing Supplement in respect of such period, in which case the amount of interest payable in respect of such Instrument for such period shall equal such Interest Amount (or be calculated in accordance with such formula). Where any Interest Period comprises two or more Interest Accrual Periods, the amount of interest payable in respect of such Interest Period shall be the sum of the amounts of interest payable in respect of each of those Interest Accrual Periods.

(g)                 Determination and Publication of Rates of Interest, Interest Amounts, Final Redemption Amounts, Early Redemption Amounts, Optional Redemption Amounts and Instalment Amounts: As soon as practicable after the Relevant Time on each Interest Determination Date or such other time on such date as the Calculation Agent may be required to calculate any rate or amount, obtain any quotation or make any determination or calculation, it shall determine such rate and calculate the Interest Amounts in respect of each Specified Denomination of the Instruments for the relevant Interest Accrual Period, calculate the Redemption Amount or Instalment Amount, obtain such quote or make such determination or calculation, as the case may be, and cause the Rate of Interest and the Interest Amounts for each Interest Period and the relevant Interest Payment Date and, if required to be calculated, the Final Redemption Amount, Early Redemption Amount, Optional Redemption Amount or any Instalment Amount to be notified to the Trustee, the Issuer, each of the Paying Agents, the Instrumentholders, any other Calculation Agent appointed in respect of the Instruments that is to make a further calculation upon receipt of such information and, if the Instruments are listed on a stock exchange and the rules of such exchange so require, such exchange as soon as possible after their determination but in no event later than (i) the commencement of the relevant Interest Period, if determined prior to such time, in the case of notification to such exchange of a Rate of Interest and Interest Amount, or (ii) in all other cases, the fourth Business Day after such determination. Where any Interest Payment Date or Interest Period Date is subject to adjustment pursuant to Condition 3.2.3(b)(ii), the Interest Amounts and the Interest Payment Date so published may subsequently be amended (or appropriate alternative arrangements made with the consent of the Trustee by way of adjustment) without notice in the event of an extension or shortening of the Interest Period. If the Instruments become due and payable under Condition 8, the accrued interest and the Rate of Interest payable in respect of the Instruments shall nevertheless continue to be calculated as previously in accordance with this Condition but no publication of the Rate of Interest or the Interest Amount so calculated need be made unless the Trustee otherwise requires. The determination of any rate or amount, the obtaining of each quotation and the making of each determination or calculation by the Calculation Agent(s) shall (in the absence of manifest error) be final and binding upon all parties.

(h)                 Determination or Calculation by Trustee: If the Calculation Agent does not at any time for any reason determine or calculate the Rate of Interest for an Interest Period or any Interest Amount, Instalment Amount, Final Redemption Amount, Early Redemption Amount or Optional Redemption Amount the Trustee shall do so (or shall appoint an agent on its behalf to do so) and such determination or calculation shall be deemed to have been made by the Calculation Agent. In doing so, the Trustee shall apply the preceding provisions of this Condition, with any necessary consequential amendments, to the extent that, in its opinion, it can do so, and, in all other respects it shall do so in such manner as it shall deem fair and reasonable in all the circumstances.

3.2.5       Definitions: In these Conditions, unless the context otherwise requires, the following defined terms shall have the meanings set out below:

“Business Day” means:

(a)                  in the case of a currency other than Euro, a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets settle payments in the principal financial centre for such currency; and/or

(b)                 in the case of Euro, a day on which the TARGET System is operating (a “TARGET Business Day”); and/or

(c)                  in the case of a currency and/or one or more Business Centres as specified in the relevant Pricing Supplement, a day (other than a Saturday or a Sunday) on which commercial banks and foreign exchange markets settle payments in such currency or, if no currency is indicated, generally in each of the Business Centres.

“Day Count Fraction” means, in respect of the calculation of an amount of interest on any Instrument for any period of time (from and including the first day of such period to but excluding the last) (whether or not constituting an Interest Period, the “Calculation Period”):

(a)                  if “Actual/365” or “Actual/Actual-ISDA” is specified in the relevant Pricing Supplement, the actual number of days in the Calculation Period divided by 365 (or, if any portion of that Calculation Period falls in a leap year, the sum of (i) the actual number of days in that portion of the Calculation Period falling in a leap year divided by 366 and (ii) the actual number of days in that portion of the Calculation Period falling in a non-leap year divided by 365);

(b)                 if “Actual/365 (Fixed)” is specified in the relevant Pricing Supplement, the actual number of days in the Calculation Period divided by 365;

(c)                  if “Actual/360” is specified in the relevant Pricing Supplement, the actual number of days in the Calculation Period divided by 360;

(d)                 if “30/360”, “360/360” or “Bond Basis” is specified in the relevant Pricing Supplement, the number of days in the Calculation Period divided by 360 (the number of days to be calculated on the basis of a year of 360 days with 12 30-day months (unless (i) the last day of the Calculation Period is the 31st day of a month but the first day of the Calculation Period is a day other than the 30th or 31st day of a month, in which case the month that includes that last day shall not be considered to be shortened to a 30-day month, or (ii) the last day of the Calculation Period is the last day of the month of February, in which case the month of February shall not be considered to be lengthened to a 30-day month);

(e)                  if “30E/360” or “Eurobond Basis” is specified in the relevant Pricing Supplement, the number of days in the Calculation Period divided by 360 (the number of days to be calculated on the basis of a year of 360 days with 12 30-day months, without regard to the date of the first day or last day of the Calculation Period unless, in the case of a Calculation Period ending on the Maturity Date, the Maturity Date is the last day of the month of February, in which case the month of February shall not be considered to be lengthened to a 30-day month); and

(f)                    if “Actual/Actual-ISMA” is specified in the relevant Pricing Supplement:

(i)                    if the Calculation Period is equal to or shorter than the Determination Period during which it falls, the actual number of days in the Calculation Period divided by the product of (x) the actual number of days in such Determination Period and (y) the number of Determination Periods in any year; and

(ii)                 if the Calculation Period is longer than one Determination Period, the sum of:

(1)                the actual number of days in such Calculation Period falling in the Determination Period in which it begins divided by the product of (a) the actual number of days in such Determination Period and (b) the number of Determination Periods in any year; and

(2)                the actual number of days in such Calculation Period falling in the next Determination Period divided by the product of (a) the actual number of days in such Determination Period and (b) the number of Determination Periods in any year, where:

“Determination Period” means the period from and including a Determination Date in any year to but excluding the next Determination Date; and

“Determination Date” means the date specified as such in the relevant Pricing Supplement or, if none is so specified, the Interest Payment Date.

“Effective Date” means, with respect to any Floating Rate to be determined on an Interest Determination Date, the date specified as such in the relevant Pricing Supplement or, if none is so specified, the first day of the Interest Accrual Period to which such Interest Determination Date relates.

“Euro-zone” means the region comprising of member states of the European Union that adopt the single currency in accordance with the Treaty establishing the European Community as amended.

“Interest Accrual Period” means the period beginning on (and including) the Interest Commencement Date and ending on (but excluding) the first Interest Period Date and each successive period beginning on (and including) an Interest Period Date and ending on (but excluding) the next succeeding Interest Period Date.

“Interest Amount” means the amount of interest payable, and in the case of Fixed Rate Instruments, means the Fixed Coupon Amount or Broken Amount, as the case may be.

“Interest Commencement Date” means the Issue Date or such other date as may be specified in the relevant Pricing Supplement.

“Interest Determination Date” means, with respect to a Rate of Interest and Interest Accrual Period, the date specified as such in the relevant Pricing Supplement or, if none is so specified, (a) the first day of such Interest Accrual Period if the Specified Currency is Sterling or (b) the day falling two Business Days in London prior to the first day of such Interest Accrual Period if the Specified Currency is neither Sterling nor Euro or (c) the day falling two TARGET Business Days prior to the first day of such Interest Accrual Period if the Specified Currency is Euro.

“Interest Payment Date” means the date or dates specified as such in, or determined in accordance with the provisions of, the relevant Pricing Supplement and, if a Business Day Convention is specified in the relevant Pricing Supplement, as the same may be adjusted in accordance with the relevant Business Day Convention.

“Interest Period” means the period beginning on (and including) the Interest Commencement Date and ending on (but excluding) the first Interest Payment Date and each successive period beginning on (and including) an Interest Payment Date and ending on (but excluding) the next succeeding Interest Payment Date.

“Interest Period Date” means each Interest Payment Date unless otherwise specified in the relevant Pricing Supplement.

“ISDA Definitions” means the 2000 ISDA Definitions as published by the International Swaps and Derivatives Association, Inc., unless otherwise specified in the relevant Pricing Supplement.

“Page” means such page, section, caption, column or other part of a particular information service (including, but not limited to, the Reuters Market 3000 (“Reuters”) and the Telerate Service (“Telerate”)) as may be specified for the purpose of providing a Relevant Rate, or such other page, section, caption, column or other part as may replace it on that information service or on such other information service, in each case as may be nominated by the person or organisation providing or sponsoring the information appearing there for the purpose of displaying rates or prices comparable to that Relevant Rate.

“Rate of Interest” means the rate of interest payable from time to time in respect of this Instrument and that is either specified on, or calculated in accordance with the provisions of, the relevant Pricing Supplement.

“Redemption Amount” means, as appropriate, the Final Redemption Amount, the Early Redemption Amount (Tax), the Optional Redemption Amount (Call), the Optional Redemption Amount (Put), the Early Termination Amount or such other amount in the nature of a redemption amount as may be specified in, or determined in accordance with the provisions of the relevant Pricing Supplement.

“Reference Banks” means the institutions specified as such in the relevant Pricing Supplement or, if none, five leading banks selected by the Calculation Agent in the interbank market (or, if appropriate, money, swap or over-the-counter index options market) that is most closely connected with the Benchmark (which, if EURIBOR is the relevant Benchmark, shall be Europe).

“Relevant Financial Centre” means, with respect to any Floating Rate to be determined in accordance with a Screen Rate Determination on an Interest Determination Date, the financial centre as may be specified as such in the relevant Pricing Supplement or, if none is so specified, the financial centre with which the relevant Benchmark is most closely connected (which, in the case of EURIBOR, shall be Europe) or, if none is so connected, London.

“Relevant Rate” means the Benchmark for a Representative Amount of the Specified Currency for a period (if applicable or appropriate to the Benchmark) equal to the Specified Duration commencing on the Effective Date.

“Relevant Time” means, with respect to any Interest Determination Date, the local time in the Relevant Financial Centre specified in the relevant Pricing Supplement or, if no time is specified, the local time in the Relevant Financial Centre at which it is customary to determine bid and offered rates in respect of deposits in the Specified Currency in the interbank market in the Relevant Financial Centre or, if no such customary local time exists, 11.00 hours in the Relevant Financial Centre and, for the purpose of this definition “local time” means, with respect to Europe as a Relevant Financial Centre, Brussels time.

“Representative Amount” means, with respect to any Floating Rate to be determined in accordance with a Screen Rate Determination on an Interest Determination Date, the amount specified as such in the relevant Pricing Supplement or, if none is specified, an amount that is representative for a single transaction in the relevant market at the time.

“Specified Currency” means the currency specified as such in the relevant Pricing Supplement or, if none is specified, the currency in which the Instruments are denominated.

“Specified Duration” means, with respect to any Floating Rate to be determined in accordance with a Screen Rate Determination on an Interest Determination Date, the duration specified in the relevant Pricing Supplement or, if none is specified, a period of time equal to the relevant Interest Accrual Period, ignoring any adjustment pursuant to Condition 3.2.3(b)(ii).

“TARGET System” means the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System or any successor to it.

3.2.6        Calculation Agent and Reference Banks: The Issuer shall procure that there shall at all times be five Reference Banks (or such other number as may be required) with offices in the Relevant Financial Centre and one or more Calculation Agents if provision is made for them in the relevant Pricing Supplement and for so long as any Instrument is outstanding. If any Reference Bank (acting through its relevant office) is unable or unwilling to continue to act as a Reference Bank, then the Issuer shall (with the prior approval of the Trustee) appoint another Reference Bank with an office in the Relevant Financial Centre to act as such in its place. Where more than one Calculation Agent is appointed in respect of the Instruments, references in these Conditions to the Calculation Agent shall be construed as each Calculation Agent performing its respective duties under these Conditions. If the Calculation Agent is unable or unwilling to act as such or if the Calculation Agent fails duly to establish the Rate of Interest for an Interest Period or Interest Accrual Period or to calculate any Interest Amount, Instalment Amount, Final Redemption Amount, Early Redemption Amount or Optional Redemption Amount, as the case may be, or to comply with any other requirement, the Issuer shall (with the prior approval of the Trustee) appoint a leading bank or investment banking firm engaged in the interbank market (or, if appropriate, money, swap or over-the-counter index options market) which is most closely connected with the calculation or determination to be made by the Calculation Agent (acting through its principal London office or any other office actively involved in such market) to act as such in its place. The Calculation Agent may not resign its duties without a successor having been appointed as specified in this paragraph.

4.                      Redemption, Purchase and Options

4.1                 Final Redemption: Unless previously redeemed, purchased and cancelled as provided below, this Instrument will be redeemed at its Final Redemption Amount (which, unless otherwise provided, is its nominal amount) on the Maturity Date specified in the relevant Pricing Supplement provided, however, that if this Instrument is a Perpetual Instrument it will only be redeemable and repayable in accordance with the following provisions of this Condition 4.

4.2                 Redemption for Taxation Reasons: If, on the occasion of the next payment in respect of the Instruments the Issuer satisfies the Trustee immediately before the giving of the notice referred to below that it would be unable to make such payment without having to pay additional amounts as described in Condition 6, and such requirement to pay such additional amounts arises by reason of a change in the laws of the United Kingdom or any political sub-division of the United Kingdom or taxing authority in the United Kingdom or any political sub-division of the United Kingdom or in the interpretation or application of the laws of the United Kingdom or any political sub-division of the United Kingdom or in any applicable double taxation treaty or convention, which change becomes effective on or after the date on which agreement is reached to issue the first Tranche of the Instruments, and such requirement cannot be avoided by the Issuer taking reasonable measures (such measures not involving any material additional payments by, or expense for, the Issuer), the Issuer may, at its option, on any Interest Payment Date or, if so specified in the relevant Pricing Supplement, at any time, having given not less than 30 nor more than 45 days’ notice to the Instrumentholders in accordance with Condition 13, redeem all, but not some only, of the Instruments at their Early Redemption Amount together with interest accrued to the date of redemption provided that the date fixed for redemption shall not be earlier than 90 days prior to the earliest date on which the Issuer would be obliged to pay such additional amounts or make such withholding or deduction, as the case may be, were a payment in respect of the Instruments then due. Prior to the publication of any notice of redemption pursuant to this Condition 4.2, the Issuer shall deliver to the Trustee a certificate signed by two Directors of the Issuer stating that the requirement referred to above cannot be avoided by the Issuer taking reasonable measures available to it and the Trustee shall be entitled to accept such certificate as sufficient evidence of the satisfaction of the condition precedent set out above in which event it shall be conclusive and binding on Instrumentholders and Couponholders.

4.3                 Purchases: The Issuer and any of its subsidiary undertakings may at any time purchase Instruments (provided that all unmatured Receipts and Coupons and unexchanged Talons appertaining to them are attached or surrendered with them) in the open market or otherwise at any price.

4.4                 Early Redemption:

4.4.1       Zero Coupon Instruments

(a)                 The Early Redemption Amount payable in respect of any Zero Coupon Instrument, the Early Redemption Amount of which is not linked to an index and/or a formula, upon redemption of such Instrument pursuant to Condition 4.2 or upon it becoming due and payable as provided in Condition 8 shall be the Amortised Face Amount (calculated as provided below) of such Instrument unless otherwise specified in the relevant Pricing Supplement.

(b)                Subject to the provisions of sub-paragraph (c) below, the Amortised Face Amount of any such Instrument shall be the scheduled Final Redemption Amount of such Instrument on the Maturity Date discounted at a rate per annum (expressed as a percentage) equal to the Amortisation Yield (which, if none is specified in the relevant Pricing Supplement, shall be such rate as would produce an Amortised Face Amount equal to the issue price of the Instruments if they were discounted back to their issue price on the Issue Date) compounded annually.

(c)                 If the Early Redemption Amount payable in respect of any such Instrument upon its redemption pursuant to Condition 4.2 or, if applicable, Condition 4.5 or 4.6 or upon it becoming due and payable as provided in Condition 8, is not paid when due, the Early Redemption Amount due and payable in respect of such Instrument shall be the Amortised Face Amount of such Instrument as defined in sub-paragraph (b) above, except that such sub-paragraph shall have effect as though the reference in that sub-paragraph to the date on which the Instrument becomes due and payable was replaced by a reference to the Relevant Date as defined in Condition 6. The calculation of the Amortised Face Amount in accordance with this sub-paragraph shall continue to be made (as well after as before judgment) until the Relevant Date, unless the Relevant Date falls on or after the Maturity Date, in which case the amount due and payable shall be the scheduled Final Redemption Amount of such Instrument on the Maturity Date together with any interest that may accrue in accordance with Condition 3.2.

Where such calculation is to be made for a period of less than one year, it shall be made on the basis of the Day Count Fraction specified in the relevant Pricing Supplement.

4.4.2       Other Instruments: The Early Redemption Amount payable in respect of any Instrument (other than Instruments described in 4.4.1 above), upon redemption of such Instrument pursuant to this Condition 4.4 or upon it becoming due and payable as provided in Condition 8, shall be the Final Redemption Amount unless otherwise specified in the relevant Pricing Supplement.

4.5                 Redemption at the Option of the Issuer and Exercise of Issuer’s Options: If Call Option is specified in the relevant Pricing Supplement, the Issuer may, on giving not less than 15 nor more than 30 days’ irrevocable notice to the Instrumentholders (or such other notice period as may be specified in the relevant Pricing Supplement), redeem, or exercise any Issuer’s option in relation to, all or, if so provided, some of such Instruments on any Optional Redemption Date or Option Exercise Date, as the case may be. Any such redemption of Instruments shall be at their Optional Redemption Amount together with interest accrued to the date fixed for redemption. Any such redemption or exercise must relate to Instruments of a nominal amount at least equal to the minimum nominal amount (if any) permitted to be redeemed specified hereon and no greater than the maximum nominal amount (if any) permitted to be redeemed specified on this Instrument.

All Instruments in respect of which any such notice is given shall be redeemed, or the Issuer’s option shall be exercised, on the date specified in such notice in accordance with this Condition.

In the case of a partial redemption or a partial exercise of an Issuer’s option, the notice to Instrumentholders shall also contain the serial numbers of the Instruments to be redeemed, which shall have been drawn in such place as the Trustee may approve and in such manner as it deems appropriate, subject to compliance with any applicable laws, listing authority and stock exchange requirements.

4.6                 Redemption at the Option of Instrumentholders following a Restructuring Event:

*[4.6.1 Redemption of Instruments issued by NGT at the option of Instrumentholders

If at any time whilst any of the Instruments issued by NGT remains outstanding, there occurs the NGT Restructuring Event, a Public Announcement shall be made and if, within the NGT Restructuring Period, either:

(a)                  (if at the time that the NGT Restructuring Event occurs there are Rated Securities) a Rating Downgrade in respect of the NGT Restructuring Event occurs; or

(b)                 (if at the time that the NGT Restructuring Event occurs there are no Rated Securities) a Negative Rating Event in respect of the NGT Restructuring Event occurs,

(the NGT Restructuring Event and Rating Downgrade or the NGT Restructuring Event and Negative Rating Event, as the case may be, occurring within the NGT Restructuring Period, together called a “Put Event”), then the holder of each Instrument issued by NGT will have the option upon the giving of a Put Notice (as defined in Condition 4.6.4) to require NGT to redeem or, at the option of NGT, purchase (or procure the purchase of) such Instrument on the Put Date (as defined in Condition 4.6.4) at its principal amount together with accrued interest to the Put Date.

Promptly upon NGT becoming aware that a Put Event has occurred, NGT shall, or at any time upon the Trustee becoming similarly so aware the Trustee may, and if so requested in writing by the holders of at least one-quarter in principal amount of the Instruments then outstanding or if so directed by an Extraordinary Resolution of the Instrumentholders, the Trustee shall, give notice (a “Put Event Notice”) to the Instrumentholders in accordance with Condition 13 specifying the nature of the Put Event and the procedure (as set out in Condition 4.6.4 below) for exercising the option contained in this Condition 4.6.1.

NGT shall, forthwith upon becoming aware of the occurrence of the NGT Restructuring Event (a) provide the Trustee with the relevant Directors’ Report and (b) provide or procure that the Reporting Accountants provide the Trustee with the Accountants’ Report. The Directors’ Report and the Accountants’ Report shall, in the absence of manifest error, be conclusive and binding on all concerned, including the Trustee and the Instrumentholders. The Trustee shall be entitled to act, or not act, and rely on without being expected to verify the accuracy of the same (and shall have no liability to Instrumentholders for doing so) any Directors’ Report and/or any Accountants’ Report (whether or not addressed to it).

*Only applicable where NGT is the Issuer

4.6.2       For the purposes of this Condition:

“Accountants’ Report” means a report of the Reporting Accountants stating whether the amounts included in the calculation of the Operating Profit and the amount for Consolidated Operating Profit as included in the Directors’ Report have been accurately extracted from the accounting records of NGT and its Subsidiaries and whether the Disposal Percentage included in the Directors’ Report has been correctly calculated which will be prepared pursuant to an engagement letter to be entered into by the Reporting Accountants, NGT and the Trustee.

NGT shall use reasonable endeavours to procure that there shall at the relevant time be Reporting Accountants who have (a) entered into an engagement letter with NGT and the Trustee which shall (i) not limit the liability of the Reporting Accountants to the Trustee by reference to a monetary cap and (ii) be available for inspection by Instrumentholders at the principal office of the Trustee or (b) agreed to provide Accountants’ Reports on such other terms as NGT and the Trustee shall approve. If NGT, having used reasonable endeavours, is unable to procure that there shall at the relevant time be Reporting Accountants who have entered into an engagement letter complying with (i) above, the Trustee may rely on an Accountants’ Report which contains a limit on the liability of the Reporting Accountants by reference to a monetary cap or otherwise.

Investors should be aware that the engagement letter may contain a limit on the liability of the Reporting Accountants which may impact on the interests of Instrumentholders.

NGT shall give notice to the Trustee of the identity of the Reporting Accountants;

“Consolidated Operating Profit” means the consolidated operating profit on ordinary activities before tax and interest and before taking account of depreciation and amortisation of goodwill and regulatory assets (for the avoidance of doubt, exceptional items, as reflected in the Relevant Accounts and defined in Financial Reporting Standard 3 “Reporting Financial Performance” (“FRS 3”) or any successor or any equivalent accounting standard used in preparing the Relevant Accounts (“exceptional items”) shall not be included) of NGT and its subsidiaries (including any share of operating profit of associates and joint ventures) determined in accordance with United Kingdom generally accepted accounting principles (“UK GAAP”) by reference to the Relevant Accounts;

“Directors’ Report” means a report prepared and signed by two directors of NGT addressed to the Trustee setting out the Operating Profit, the Consolidated Operating Profit and the Disposal Percentage and stating any assumptions which the Directors of NGT have employed in determining the Operating Profit;

“Disposal Percentage” means, in relation to a sale, transfer, lease or other disposal or dispossession of any Disposed Assets, the ratio of (a) the aggregate Operating Profit to (b) the Consolidated Operating Profit, expressed as a percentage;

“Disposed Assets” means, where NGT and/or any of its Subsidiaries sells, transfers, leases or otherwise disposes of or is dispossessed by any means (but excluding sales, transfers, leases, disposals or dispossessions which, when taken together with any related lease back or similar arrangements entered into in the ordinary course of business, have the result that Operating Profit directly attributable to any such undertaking, property or assets continues to accrue to NGT or, as the case may be, such Subsidiary), otherwise than to a wholly-owned Subsidiary of NGT or to NGT, of the whole or any part (whether by a single transaction or by a number of transactions whether related or not) of its undertaking or (except in the ordinary course of business of NGT or any such Subsidiary) property or assets, the undertaking, property or assets sold, transferred, leased or otherwise disposed of or of which it is so dispossessed;

“Negative Rating Event” shall be deemed to have occurred if either (a) NGT does not, either prior to or not later than 21 days after the relevant NGT Restructuring Event, seek, and thereupon use all reasonable endeavours to obtain, a rating of the Instruments or any other unsecured and unsubordinated debt of NGT having an initial maturity of five years or more (“Rateable Debt”) from a Rating Agency or (b) if NGT does so seek and use such endeavours, it is unable, as a result of such NGT Restructuring Event, to obtain such a rating of at least investment grade (BBB- or Baa3 or their respective equivalents for the time being), provided that a Negative Rating Event shall not be deemed to have occurred in respect of a particular NGT Restructuring Event if the Rating Agency declining to assign a rating of at least investment grade (as described above) does not announce or publicly confirm that its declining to assign a rating of at least investment grade was the result, in whole or in part, of any event or circumstance comprised in or arising as a result of, or in respect of, the applicable NGT Restructuring Event (whether or not the NGT Restructuring Event shall have occurred at the time such investment grade rating is declined);

“NGT Restructuring Event” shall be deemed to have occurred at any time (whether or not approved by the Board of Directors of NGT) that the sum of Disposal Percentages for NGT within any period of 36 months commencing on or after the issue date of the first Tranche of the Instruments is greater than 50 per cent.;

“NGT Restructuring Period” means the period ending 90 days after a Public Announcement (or such longer period in which the Rated Securities or Rateable Debt, as the case may be, is or are under consideration (announced publicly within the first mentioned period) for rating review or, as the case may be, rating by a Rating Agency);

“Operating Profit”, in relation to any Disposed Assets means the operating profits on ordinary activities before tax and interest and before taking account of depreciation and amortisation of goodwill and regulatory assets (for the avoidance of doubt, exceptional items, as reflected in the Relevant Accounts shall not be included) of NGT and its Subsidiaries directly attributable to such Disposed Assets as determined in accordance with UK GAAP by reference to the Relevant Accounts and, if Relevant Accounts do not yet exist, determined in a manner consistent with the assumptions upon which the Directors’ Report is to be based. Where the Directors of NGT have employed assumptions in determining the Operating Profit, those assumptions should be clearly stated in the Directors’ Report;

“Public Announcement” means an announcement by NGT or the Trustee, of the occurrence of the NGT Restructuring Event published in a leading national newspaper having general circulation in the United Kingdom (which is expected to be the Financial Times);

“Rated Securities” means the Instruments, if and for so long as they shall have an effective rating from a Rating Agency and otherwise any Rateable Debt which is rated by a Rating Agency; provided that if there shall be no such Rateable Debt outstanding prior to the maturity of the Instruments, the holders of not less than one-quarter in principal amount of outstanding Instruments may require NGT to obtain and thereafter update on an annual basis a rating of the Instruments from a Rating Agency. In addition, NGT may at any time obtain and thereafter update on an annual basis a rating of the Instruments from a Rating Agency, provided that, except as provided above, NGT shall not have any obligation to obtain such a rating of the Instruments;

“Rating Agency” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors or Moody’s Investors Service, Inc. and its successors or any rating agency substituted for either of them (or any permitted substitute of them) by NGT from time to time with the prior written approval of the Trustee;

“Rating Downgrade” shall be deemed to have occurred in respect of the NGT Restructuring Event if the then current rating whether provided by a Rating Agency at the invitation of NGT or by its own volition assigned to the Rated Securities by any Rating Agency is withdrawn or reduced from an investment grade rating (BBB- or Baa3 or their respective equivalents for the time being or better) to a non-investment grade rating (BB+ or Ba1 or their respective equivalents for the time being or worse) or, if a Rating Agency shall already have rated the Rated Securities below investment grade (as described above), the rating is lowered one full rating category; provided that a Rating Downgrade otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular NGT Restructuring Event if the Rating Agency making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm that the reduction was the result, in whole or part, of any event or circumstance comprised in or arising as a result of, or in respect of, the applicable NGT Restructuring Event (whether or not the applicable NGT Restructuring Event shall have occurred at the time of the Rating Downgrade);

“Relevant Accounts” means the most recent annual audited consolidated financial accounts of NGT and its Subsidiaries preceding the relevant sale, transfer, lease or other disposal or dispossession of any Disposed Asset;

“Reporting Accountants” means the auditors of NGT (but not acting in their capacity as auditors) or such other firm of accountants as may be nominated by NGT and approved in writing by the Trustee for the purpose or, failing which, as may be selected by the Trustee for the purpose; and

“Subsidiary” means a subsidiary within the meaning of Section 736 of the Companies Act 1985 and “Subsidiaries” shall be construed accordingly.

4.6.3       The Trustee shall not be responsible for ascertaining or monitoring whether or not the NGT Restructuring Event, a Negative Rating Event or a Rating Downgrade in relation to NGT has occurred and, unless and until it has actual knowledge to the contrary, shall be entitled to assume that no such event has occurred.

4.6.4       To exercise the option of redemption of an Instrument under Condition 4.6.1 the Instrumentholder must deliver each Instrument to be redeemed accompanied by a duly signed and completed notice of exercise in the form (for the time being current) obtainable from the specified office of any Paying Agent (a “Put Notice”) and, in which the Instrumentholder may specify an account to which payment is to be made under this Condition 4.6 to the specified office of any Paying Agent on any business day falling within the period (the “Put Period”) of 45 days after a Put Event Notice is given. The Instrument should be delivered together with all Receipts and Coupons (and Talons) appertaining thereto maturing after the date (the “Put Date”) falling seven days after the expiry of the Put Period, failing which (unless Condition 5.5.2 applies) the Paying Agent will require payment of an amount equal to the face value of any such missing Receipt, Coupon and/or Talon. Any amount so paid will be reimbursed in the manner provided in Condition 5 against presentation and surrender of the relevant missing Receipt, Coupon and/or Talon, subject to Condition 7. The Paying Agent to which such Instrument and Put Notice are delivered will issue to the Instrumentholder concerned a non-transferable receipt in respect of the Instrument so delivered. Payment in respect of any Instrument so delivered will be made, if the Instrumentholder duly specified a bank account in the Put Notice to which payment is to be made, on the Put Date by transfer to that bank account and, in every other case, on or after the Put Date in the manner provided in Condition 5 against presentation and surrender (or, in the case of part payment, endorsement) of such receipt at the specified office of any Paying Agent. A Put Notice, once given, shall be irrevocable. For the purposes of the Conditions and the Trust Deed, receipts issued pursuant to this Condition 4.6 shall be treated as if they were Instruments. NGT shall redeem the relevant Instruments on the Put Date unless previously redeemed or purchased.]

*[4.6.1 Redemption of Instruments issued by NGC at the option of Instrumentholders

If NGC Restructuring Put Option is specified in the relevant Pricing Supplement and at any time whilst any of the Instruments issued by NGC remains outstanding there occurs an NGC Restructuring Event and in relation to that NGC Restructuring Event, a Negative Certification is made and, within the NGC Restructuring Period either:

(a)                  (if at the time that an NGC Restructuring Event occurs there are Rated Securities) a Rating Downgrade in respect of the relevant NGC Restructuring Event occurs; or

(b)                 (if at the time that an NGC Restructuring Event occurs there are no Rated Securities) a Negative Rating Event in respect of the relevant NGC Restructuring Event occurs,

(the NGC Restructuring Event and Rating Downgrade or the NGC Restructuring Event and Negative Rating Event, as the case may be, occurring within the NGC Restructuring Period, together with a Negative Certification, shall be called a “Put Event”), then the holder of each Instrument of NGC will have the option upon the giving of a Put Notice (as defined in Condition 4.6.4) to require NGC to redeem or, at the option of NGC, purchase (or procure the purchase of) such Instrument on the Put Date (as defined in Condition 4.6.4) at its principal amount together with accrued interest to the Put Date.

Promptly upon NGC becoming aware that a Put Event has occurred, and in any event no later than 14 days after the occurrence of a Put Event, NGC shall, or at any time upon the Trustee becoming similarly so aware the Trustee may, and if so requested in writing by the holders of at least one-quarter in principal amount of the Instruments then outstanding or if so directed by an Extraordinary Resolution of the Instrumentholders, the Trustee shall, give notice (a “Put Event Notice”) to the Instrumentholders in accordance with Condition 13 specifying the nature of the Put Event and the procedure (as set out in Condition 4.6.4 below) for exercising the option contained in this Condition 4.6.1.

*Only applicable where NGC is the Issuer

4.6.2       For the purposes of this Condition:

“Electricity Act” means the Electricity Act 1989 as amended or re-enacted from time to time and all subordinate legislation made pursuant thereto;

“Electricity Transmission Licence” means the transmission licence, as subsequently amended from time to time, originally granted by the Secretary of State for Energy to NGC under the Electricity Act;

“Negative Certification” means, on the occurrence of an NGC Restructuring Event, such event or events being certified in writing by an independent financial adviser appointed by NGC and approved by the Trustee (or, if NGC shall not have appointed such an adviser within 21 days after becoming aware of the occurrence of such NGC Restructuring Event, appointed by the Trustee (following consultation with NGC)) as being in its opinion materially prejudicial to the interests of the Instrumentholders. Any Negative Certification by an independent financial adviser as to whether or not, in its opinion, any event defined as an NGC Restructuring Event is materially prejudicial to the interests of the Instrumentholders shall, in the absence of manifest error, be conclusive and binding upon NGC, the Trustee, the Instrumentholders and the Couponholders;

“Negative Rating Event” shall be deemed to have occurred if NGC is unable as a result of an NGC Restructuring Event to obtain a rating of the Instruments or of any other comparable unsecured and unsubordinated debt of NGC (or of any Subsidiary of NGC and which is guaranteed on an unsecured and unsubordinated basis by NGC) having an initial maturity of five years or more (“Rateable Debt”) from a Rating Agency of at least investment grade (BBB-/Baa3, or their respective equivalents for the time being), which rating NGC shall use all reasonable endeavours to obtain, provided that a Negative Rating Event shall not be deemed to have occurred in respect of a particular NGC Restructuring Event if the Rating Agency making the relevant reduction or declining to assign a rating of at least investment grade (as described above) does not announce or publicly confirm or otherwise inform the Trustee that the reduction or its declining to assign a rating of at least investment grade was the result, in whole or in part, of any event or circumstance comprised in or arising as a result of, or in respect of, the applicable NGC Restructuring Event;

“NGC Restructuring Event” means the occurrence of any one or more of the following events:

(a)                  the Secretary of State for Trade and Industry or any official succeeding to his functions gives NGC written notice of revocation of the Electricity Transmission Licence in accordance with the terms as to revocation set out in Schedule 2 of the Electricity Transmission Licence, such revocation to become effective not later than the Maturity Date of the Instruments or NGC agrees in writing with the Secretary of State for Trade and Industry or any official succeeding to his functions to any revocation or surrender of the Electricity Transmission Licence or any legislation (whether primary or subordinate) is enacted terminating or revoking the Electricity Transmission Licence; or

(b)                 any modification is made to the terms and conditions of the Electricity Transmission Licence other than such a modification which the Trustee, in its opinion, considers to be not materially prejudicial to the interests of the Instrumentholders and has so confirmed in writing to NGC; or

(c)                  any legislation (whether primary or subordinate) is enacted removing, reducing or qualifying the duties or powers of the Secretary of State for Trade and Industry or any official succeeding to his functions and/or the Gas and Electricity Markets Authority under Section 3A of the Electricity Act as compared with those in effect on the issue date of the first Tranche of the Instruments other than such legislation which the Trustee, in its opinion, considers to be not materially prejudicial to the interests of the Instrumentholders and has so confirmed in writing to NGC;

“NGC Restructuring Period” means:

(a)                  if at the time at which the NGC Restructuring Event occurs there are Rated Securities, the period of 90 days starting from and including the day on which an NGC Restructuring Event occurs or such longer period in which the Rated Securities are under consideration (announced publicly within such 90 day period) for rating review by a Rating Agency; or

(b)                 if at the time at which an NGC Restructuring Event occurs there are no Rated Securities, the period starting from and including the day on which an NGC Restructuring Event occurs and ending on the day 90 days following the date on which a Negative Certification shall have been given to NGC in respect of that NGC Restructuring Event;

“Rated Securities” means (a) the Instruments or (b) such other comparable unsecured and unsubordinated debt of NGC (or of any Subsidiary of NGC and which is guaranteed on an unsecured and unsubordinated basis by NGC) having an initial maturity of five years or more selected by NGC from time to time for the purpose of this definition with the approval of the Trustee and which possesses an investment grade rating (BBB-/Baa3, or their respective equivalents for the time being, or better) by any Rating Agency (whether at the invitation of NGC or by its own volition);

“Rating Agency” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any of its Subsidiaries and their successors or Moody’s Investors Service, Inc., or any of its Subsidiaries and their successors or any rating agency substituted for either of them (or any permitted substitute of them) by NGC from time to time with the prior written approval of the Trustee;

“Rating Downgrade” shall be deemed to have occurred in respect of an NGC Restructuring Event if the rating assigned to the Rated Securities by any Rating Agency which is current immediately prior to the occurrence of an NGC Restructuring Event (whether provided by a Rating Agency at the invitation of NGC or by its own volition) is withdrawn or reduced from an investment grade rating (BBB-/Baa3, or their respective equivalents for the time being, or better) to a non-investment grade rating (BB+/Ba1, or their respective equivalents for the time being, or worse) or, if the Rating Agency shall have already rated the Rated Securities below investment grade (as described above), the rating is lowered one full rating category (from BB+/Ba1 to BB/Ba2 or such similar lowering) provided that a Rating Downgrade shall not be deemed to have occurred in respect of or as a result of a particular NGC Restructuring Event if the Rating Agency making the relevant reduction in rating or declining to assign a rating of at least investment grade as provided in these Conditions does not announce or publicly confirm, or otherwise inform the Trustee, that the reduction or declining was the result, in whole or part, of any event or circumstance comprised in or arising as a result of, or in respect of, the applicable NGC Restructuring Event;

“Subsidiary” means a subsidiary within the meaning of Section 736 of the Companies Act 1985 and “Subsidiaries” shall be construed accordingly.

4.6.3       The Trustee shall not be responsible for ascertaining whether or not an NGC Restructuring Event, a Negative Rating Event or a Rating Downgrade in relation to NGC has occurred and, unless and until it has actual knowledge to the contrary, shall be entitled to assume that no such event has occurred.

4.6.4       To exercise the option of redemption of an Instrument under Condition 4.6.1 the Instrumentholder must deliver each Instrument to be redeemed accompanied by a duly signed and completed notice of exercise in the form (for the time being current) obtainable from the specified office of any Paying Agent (a “Put Notice”) and, in which the Instrumentholder may specify an account to which payment is to be made under this Condition 4.6 to the specified office of any Paying Agent on any business day falling within the period (the “Put Period”) of 45 days after a Put Event Notice is given. The Instrument should be delivered together with all Receipts and Coupons (and Talons) appertaining thereto maturing after the date (the “Put Date”) falling seven days after the expiry of the Put Period, failing which (unless Condition 5.5.2 applies) the Paying Agent will require payment of an amount equal to the face value of any such missing Receipt, Coupon and/or Talon. Any amount so paid will be reimbursed in the manner provided in Condition 5 against presentation and surrender of the relevant missing Receipt, Coupon and/or Talon, subject to Condition 7. The Paying Agent to which such Instrument and Put Notice are delivered will issue to the Instrumentholder concerned a non-transferable receipt in respect of the Instrument so delivered.

Payment in respect of any Instrument so delivered will be made, if the Instrumentholder duly specified a bank account in the Put Notice to which payment is to be made, on the Put Date by transfer to that bank account and, in every other case, on or after the Put Date in the manner provided in Condition 5 against presentation and surrender (or, in the case of part payment, endorsement) of such receipt at the specified office of any Paying Agent. A Put Notice, once given, shall be irrevocable. For the purposes of the Conditions and the Trust Deed, receipts issued pursuant to this Condition 4.6 shall be treated as if they were Instruments. NGC shall redeem the relevant Instruments on the Put Date unless previously redeemed or purchased.]

4.7                 Redemption at the Option of Instrumentholders: If Put Option is specified in the relevant Pricing Supplement, the Issuer shall, at the option of any Instrumentholder, upon such Instrumentholder giving not less than 15 nor more than 30 days’ notice to the Issuer (or such other notice period as may be specified on this Instrument) redeem such Instrument on the Optional Redemption Date(s) (as specified in the Pricing Supplement) at its Optional Redemption Amount (as specified in the Pricing Supplement) together with interest accrued to the date fixed for redemption.

To exercise such option (which must be exercised on an Option Exercise Date) the holder must deposit such Instrument with any Paying Agent at its specified office, together with a duly completed option exercise notice (“Exercise Notice”) in the form obtainable from any Paying Agent within the Instrumentholders’ Option Period (as specified in the Pricing Supplement). No Instrument so deposited and option exercised may be withdrawn (except as provided in the Agency Agreement) without the prior consent of the Issuer.

4.8                 Partly Paid Instruments: Partly Paid Instruments will be redeemed, whether at maturity, early redemption or otherwise, in accordance with the provisions of this Condition and the provisions specified in the relevant Pricing Supplement.

4.9                 Redemption by Instalments: Unless previously redeemed, purchased and cancelled as provided in this Condition 4, each Instrument which provides for Instalment Dates and Instalment Amounts will be partially redeemed on each Instalment Date at the Instalment Amount specified in the relevant Pricing Supplement. The outstanding nominal amount of each such Instrument shall be reduced by the Instalment Amount (or, if such Instalment Amount is calculated by reference to a proportion of the nominal amount of such Instrument, such proportion) for all purposes with effect from the related Instalment Date, unless payment of the Instalment Amount is improperly withheld or refused on presentation of the related Receipt, in which case, such amount shall remain outstanding until the Relevant Date relating to such Instalment Amount.

4.10           Cancellation: All Instruments redeemed pursuant to any of the foregoing provisions will be cancelled forthwith together with all unmatured Receipts and Coupons and unexchanged Talons attached thereto. All Instruments purchased by or on behalf of the Issuer or any of its Subsidiaries may, at the option of the Issuer be held by or may be surrendered together with all unmatured Receipts and Coupons and all unexchanged Talons attached to them to a Paying Agent for cancellation, but may not be resold and when held by the Issuer or any of its respective Subsidiaries shall not entitle the holder to vote at any meeting of Instrumentholders and shall not be deemed to be outstanding for the purposes of calculating quorums at meetings of Instrumentholders or for the purposes of Condition 10.

5.                      Payments and Talons

5.1                 Payments: Payments of principal and interest in respect of Instruments will, subject as mentioned below, be made against presentation and surrender of the relevant Receipts (in the case of payments of Instalment Amounts other than on the due date for redemption and provided that the Receipt is presented for payment together with its relative Instrument), Instruments (in the case of all other payments of principal and, in the case of interest, as specified in Condition 5.5.6) or Coupons (in the case of interest, save as specified in Condition 5.5.6), as the case may be, at the specified office of any Paying Agent outside the United States by a cheque payable in the currency in which such payment is due drawn on, or, at the option of the holder, by transfer to an account denominated in that currency with, a bank in the principal financial centre for that currency; provided that in the case of Euro, the transfer shall be in a city in which banks have access to the TARGET System.

5.2                 Payments in the United States: Notwithstanding the above, if any Instruments are denominated in U.S. dollars, payments in respect of them may be made at the specified office of any Paying Agent in New York City in the same manner as specified above if (a) the Issuer shall have appointed Paying Agents with specified offices outside the United States with the reasonable expectation that such Paying Agents would be able to make payment of the amounts on the Instruments in the manner provided above when due, (b) payment in full of such amounts at all such offices is illegal or effectively precluded by exchange controls or other similar restrictions on payment or receipt of such amounts and (c) such payment is then permitted by United States law, without involving, in the opinion of the Issuer, any adverse tax consequence to the Issuer.

5.3                 Payments subject to Fiscal Laws etc.: All payments are subject in all cases to any applicable fiscal or other laws, regulations and directives, but without prejudice to the provisions of Condition 6. No commission or expenses shall be charged to the Instrumentholders or Couponholders in respect of such payments.

5.4                 Appointment of Agents: The Issuing and Paying Agent, the Paying Agents and the Calculation Agent initially appointed by the Issuer and their respective specified offices are listed below. The Issuing and Paying Agent, the Paying Agents and the Calculation Agent act solely as agents of the Issuer and do not assume any obligation or relationship of agency or trust for or with any holder. The Issuer reserves the right at any time with the approval of the Trustee to vary or terminate the appointment of the Issuing and Paying Agent, any other Paying Agent or the Calculation Agent and to appoint additional or other Paying Agents, provided that the Issuer shall at all times maintain (a) an Issuing and Paying Agent, (b) a Paying Agent having a specified office in a continental European city, (c) a Calculation Agent where the Conditions so require one, (d) so long as the Instruments are listed on the London Stock Exchange, a Paying Agent having a specified office in London and (e) to the extent that the Issuer is able to do so and not provided for by the foregoing provisions of this Condition 5.4, a Paying Agent with a specified office in a European Union member state that will not be obliged to withhold or deduct tax pursuant to European Council Directive 2003/„48/EC or any other European Union Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive. As used in these Conditions, the terms “Issuing and Paying Agent”, “Calculation Agent”, and “Paying Agent” include any additional or replacement Issuing and Paying Agent, Calculation Agent or Paying Agent appointed under this Condition.

In addition, the Issuer shall forthwith appoint a Paying Agent in New York City in respect of any Instruments denominated in U.S. dollars in the circumstances described in paragraph 5.2 above.

Notice of any such change or any change of any specified office shall promptly be given to the Instrumentholders in accordance with Condition 13.

5.5                 Unmatured Coupons and Receipts and unexchanged Talons:

5.5.1       Unless the Instrument provides that the relevant Coupons are to become void upon the due date for redemption of those Instruments, Instruments should be surrendered for payment together with all unmatured Coupons (if any) appertaining to them, failing which an amount equal to the face value of each missing unmatured Coupon (or, in the case of payment not being made in full, that proportion of the amount of such missing unmatured Coupon that the sum of principal so paid bears to the total principal due) will be deducted from the Final Redemption Amount, Early Redemption Amount or Optional Redemption Amount, as the case may be, due for payment. Any amount so deducted shall be paid in the manner mentioned above against surrender of such missing Coupon within a period of 10 years from the Relevant Date for the payment of such principal (whether or not such Coupon has become void pursuant to Condition 7).

5.5.2       If the relevant Instrument so provides, upon the due date for redemption of any Instrument, unmatured Coupons relating to such Instrument (whether or not attached) shall become void and no payment shall be made in respect of them.

5.5.3       If the relevant Instrument so provides, upon the due date for redemption of any Instrument, any unexchanged Talon relating to such Instrument (whether or not attached) shall become void and no Coupon shall be delivered in respect of such Talon.

5.5.4       Upon the due date for redemption of any Instrument which is redeemable in instalments, all Receipts relating to such Instrument having an Instalment Date falling on or after such due date (whether or not attached) shall become void and no payment shall be made in respect of them.

5.5.5       Where any Instrument which provides that the relevant Coupons are to become void upon the due date for redemption of those Instruments is presented for redemption without all unmatured Coupons and any unexchanged Talon relating to it, and where any Instrument is presented for redemption without any unexchanged Talon relating to it, redemption shall be made only against the provision of such indemnity as the Issuer may require.

5.5.6       If the due date for redemption of any Instrument is not a due date for payment of interest, interest accrued from the preceding due date for payment of interest or the Interest Commencement Date, as the case may be, shall only be payable against presentation (and surrender if appropriate) of the relevant Instrument. Interest accrued on an Instrument that only bears interest after its Maturity Date shall be payable on redemption of that Instrument against presentation of that Instrument.

5.6                 Non-business Days: If any date for payment in respect of any Instrument, Receipt or Coupon is not a business day, the holder shall not be entitled to payment until the next following business day nor to any interest or other sum in respect of such postponed payment. In this paragraph, “business day” means a day (other than a Saturday or a Sunday) on which banks and foreign exchange markets are open for business in the relevant place of presentation, in such jurisdictions as shall be specified as “Financial Centres” in the relevant Pricing Supplement and:

5.6.1       (in the case of a payment in a currency other than Euro) where payment is to be made by transfer to an account maintained with a bank in the relevant currency, on which foreign exchange transactions may be carried on in the relevant currency in the principal financial centre of the country of such currency; or

5.6.2       (in the case of a payment in Euro), which is a TARGET Business Day.

5.7                 Talons: On or after the Interest Payment Date for the final Coupon forming part of a Coupon sheet issued in respect of any Instrument, the Talon forming part of such Coupon sheet may be surrendered at the specified office of the Issuing and Paying Agent in exchange for a further Coupon sheet (but excluding any Coupons which may have become void pursuant to Condition 7).

6.       Taxation

All payments of principal and interest by or on behalf of the Issuer in respect of the Instruments, the Receipts and the Coupons will be made without withholding or deduction for or on account of, any present or future taxes or duties of whatever nature imposed or levied by or on behalf of the United Kingdom or any political sub-division of the United Kingdom or any authority in or of the United Kingdom having power to tax, unless such withholding or deduction is compelled by law. In that event, the Issuer will pay such additional amounts of principal and interest as will result in the payment to the Instrumentholders, Receiptholders or, as the case may be, the Couponholders of the amounts which would otherwise have been receivable in respect of the Instruments, Receipts or Coupons had no withholding or deduction been made, except that no such additional amounts shall be payable in respect of any Instrument, Receipt or Coupon presented for payment:

(a)                  by or on behalf of, a person who is liable to such taxes or duties in respect of such Instrument, Receipt or Coupon by reason of his having some connection with the United Kingdom other than the mere holding of such Instrument, Receipt or Coupon; or

(b)                 in the United Kingdom;

(c)                  by or on behalf of a person who would not be liable or subject to such deduction or withholding by making a declaration of non-residence or other claim for exemption to a tax authority;

(d)                 more than 30 days after the Relevant Date except to the extent that the holder would have been entitled to such additional amounts on presenting the same for payment on such thirtieth day; or

(e)                  where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directive; or

(f)                    by or on behalf of a holder who would have been able to avoid such withholding or deduction (i) by presenting the relevant Instrument, Receipt or Coupon to another Paying Agent in a Member State of the European Union; or (ii) by satisfying any statutory or procedural requirements (including, without limitation, the provision of information).

As used in these Conditions, “Relevant Date” in respect of any Instrument, Receipt or Coupon means the date on which payment in respect of it first becomes due or (if any amount of the money payable is improperly withheld or refused) the date on which payment in full of the amount outstanding is made or (if earlier) the date on which notice is duly given to the Instrumentholders in accordance with Condition 13 that, upon further presentation of the Instrument, Receipt or Coupon being made in accordance with the Conditions, such payment will be made, provided that payment is in fact made upon such presentation. References in these Conditions to (a) “principal” shall be deemed to include any premium payable in respect of the Instruments, all Instalment Amounts, Final Redemption Amounts, Early Redemption Amounts, Optional Redemption Amounts, Amortised Face Amounts and all other amounts in the nature of principal payable pursuant to Condition 4 or any amendment or supplement to it, (b) “interest” shall be deemed to include all Interest Amounts and all other amounts payable pursuant to Condition 3 or any amendment or supplement to it and (c) “principal” and/or “interest” shall be deemed to include any additional amounts which may be payable under this Condition or any undertaking given in addition to or in substitution for it under the Trust Deed.

7.                      Prescription

Instruments, Receipts and Coupons (which, for this purpose, shall not include Talons) shall be prescribed and become void unless presented for payment within 10 years (in the case of principal) or five years (in the case of interest) from the appropriate Relevant Date in respect of them.

8.                      Events of Default

If any of the following events (“Events of Default”) occurs and is continuing, the Trustee at its discretion may, and if so requested by the holders of at least one quarter in nominal amount of the Instruments then outstanding or if so directed by an Extraordinary Resolution shall, give notice to the Issuer at its registered office that the Instruments are, and they shall accordingly immediately become due and repayable at their Redemption Amount together with accrued interest (if any) to the date of payment:

(a)                  Non-Payment: there is default for more than 30 days in the payment of any principal or interest due in respect of the Instruments; or

(b)                 Breach of Other Obligations: there is default in the performance or observance by the Issuer of any other obligation or provision under the Trust Deed or the Instruments (other than any obligation for the payment of any principal or interest in respect of the Instruments) which default is incapable of remedy or, if in the opinion of the Trustee capable of remedy, is not remedied within 90 days after notice of such default shall have been given to the Issuer by the Trustee; or

(c)                  Cross-Acceleration: if (i) any other present or future Relevant Indebtedness of the Issuer [(or a Principal Subsidiary)]* becomes due and payable prior to its stated maturity by reason of any actual event of default, or (ii) any amount in respect of such Relevant Indebtedness is not paid when due or, as the case may be, within any applicable grace period, provided that the aggregate amount of the Relevant Indebtedness in respect of which one or more of the events mentioned above in this paragraph (c) have occurred equals or exceeds £50,000,000, for the period up to 31 March 2017, and thereafter, £100,000,000.

[For the purposes of this Condition, “Principal Subsidiary” means Transco plc, NGC and National Grid USA, and includes any successor entity thereto or any member of the group of companies comprising NGT and each of its subsidiary undertakings (the “NGT Group”) which the Auditors have certified to the Trustee as being a company to which all or substantially all of the assets of a Principal Subsidiary are transferred. In the event that all or substantially all of the assets of a Principal Subsidiary are transferred to a member of the NGT Group as described above, the transferor of such assets shall cease to be deemed to be a Principal Subsidiary for the purposes of this Condition.]*; or

(d)                 Winding-up: a resolution is passed, or a final order of a court in the United Kingdom is made and, where possible, not discharged or stayed within a period of 90 days, that the Issuer be wound up or dissolved; or

(e)                  Enforcement Proceedings: attachment is made of the whole or substantially the whole of the assets or undertakings of the Issuer and such attachment is not released or cancelled within 90 days or an encumbrancer takes possession or an administrative or other receiver or similar officer is appointed of the whole or substantially the whole of the assets or undertaking of the Issuer or an administration or similar order is made in relation to the Issuer and such taking of possession, appointment or order is not released, discharged or cancelled within 90 days; or

(f)                    Insolvency: the Issuer ceases to carry on all or substantially all of its business or is unable to pay its debts within the meaning of Section 123(1)(e) or Section 123(2) of the Insolvency Act 1986; or

(g)                 Bankruptcy: the Issuer is adjudged bankrupt or insolvent by a court of competent jurisdiction in its country of incorporation,

provided that in the case of paragraph (b) the Trustee shall have certified that in its opinion such event is materially prejudicial to the interests of the Instrumentholders.

*Only applicable where NGC is the Issuer

9.                      Enforcement

The Trustee may, at its discretion and without further notice, institute such proceedings against the Issuer as it may think fit to enforce any obligation, condition or provision binding on the Issuer under the Instruments or under the Trust Deed, but shall not be bound to do so unless:

(a)                  it has been so directed by an Extraordinary Resolution or in writing by the holders of at least one-quarter of the principal amount of the Instruments outstanding; and

(b)                 it has been indemnified to its satisfaction.

No Instrumentholder, Receiptholder or Couponholder shall be entitled to institute proceedings directly against the Issuer unless the Trustee, having become bound to proceed as specified above, fails to do so within a reasonable time and such failure is continuing.

10.               Meetings of Instrumentholders, Modifications and Substitution

10.1           Meetings of Instrumentholders: The Trust Deed contains provisions for convening meetings of Instrumentholders to consider any matter affecting their interests, including the sanctioning by Extraordinary Resolution (as defined in the Trust Deed) of a modification of any of these Conditions or any provisions of the Trust Deed. An Extraordinary Resolution duly passed at any such meeting shall be binding on Instrumentholders (whether or not they were present at the meeting at which such resolution was passed) and on all Couponholders, except that any Extraordinary Resolution proposed, inter alia, (a) to amend the dates of maturity or redemption of the Instruments, any Instalment Date or any date for payment of interest on the Instruments, (b) to reduce or cancel the nominal amount of, or any Instalment Amount of, or any premium payable on redemption of, the Instruments, (c) to reduce the rate or rates of interest in respect of the Instruments or to vary the method or basis of calculating the rate or rates or amount of interest or the basis for calculating any Interest Amount in respect of the Instruments, (d) if a Minimum and/or a Maximum Rate of Interest is shown on the face of the Instrument, to reduce any such Minimum and/or Maximum Rate of Interest, (e) to vary any method of calculating the Final Redemption Amount, the Early Redemption Amount or the Optional Redemption Amount, (f) to take any steps that as specified in this Instrument may only be taken following approval by an Extraordinary Resolution to which the special quorum provisions apply, and (g) to modify the provisions concerning the quorum required at any meeting of Instrumentholders or the majority required to pass the Extraordinary Resolution will only be binding if passed at a meeting of the Instrumentholders (or at any adjournment of that meeting) at which a special quorum (as defined in the Trust Deed) is present. A resolution in writing signed by the holders of not less than 95 per cent. in nominal amount of the Instruments will be binding on all Instrumentholders and Couponholders. The Issuer may convene a meeting of Instrumentholders jointly with the holders of all other instruments issued pursuant to the Agency Agreement and not forming a single series with the Instruments to which meeting the provisions referred to above apply as if all such instruments formed part of the same series, provided that the proposals to be considered at such meeting affect the rights of the holders of the instruments of each series attending the meeting in identical respects (save insofar as the Conditions applicable to each such series are not identical).

10.2           Modification of the Trust Deed: The Trustee may agree, without the consent of the Instrumentholders or Couponholders, to (a) any modification of any of the provisions of the Trust Deed that is of a formal, minor or technical nature or is made to correct a manifest error, and (b) any other modification (except as mentioned in the Trust Deed), and any waiver or authorisation of any breach or proposed breach, of any of the provisions of the Trust Deed that is in the opinion of the Trustee not materially prejudicial to the interests of the Instrumentholders. Any such modification, authorisation or waiver shall be binding on the Instrumentholders and the Couponholders and, if the Trustee so requires, such modification shall be notified to the Instrumentholders as soon as practicable.

10.3           Substitution: The Trust Deed contains provisions permitting the Trustee to agree, subject to such amendment of the Trust Deed and such other conditions as the Trustee may require, but without the consent of the Instrumentholders or the Couponholders, to the substitution of any other company in place of the Issuer or of any previous substituted company, as principal debtor under the Trust Deed and the Instruments. In the case of such a substitution the Trustee may agree, without the consent of the Instrumentholders or the Couponholders, to a change of the law governing the Instruments, the Receipts, the Coupons, the Talons and/or the Trust Deed provided that such change would not in the opinion of the Trustee be materially prejudicial to the interests of the Instrumentholders.

10.4           Entitlement of the Trustee: In connection with the exercise of its functions (including but not limited to those referred to in this Condition) the Trustee shall have regard to the interests of the Instrumentholders as a class and shall not have regard to the consequences of such exercise for individual Instrumentholders or Couponholders and the Trustee shall not be entitled to require, nor shall any Instrumentholder or Couponholder be entitled to claim, from the Issuer any indemnification or payment in respect of any tax consequence of any such exercise upon individual Instrumentholders or Couponholders.

11.               Replacement of Instruments, Receipts, Coupons and Talons

If an Instrument, Receipt, Coupon or Talon is lost, stolen, mutilated, defaced or destroyed, it may be replaced, subject to applicable laws, listing authority and stock exchange regulations, at the specified office of such other Paying Agent as may from time to time be designated by the Issuer for the purpose and notice of whose designation is given to Instrumentholders in accordance with Condition 13 on payment by the claimant of the fees and costs incurred in connection with that replacement and on such terms as to evidence, security and indemnity (which may provide, inter alia, that if the allegedly lost, stolen or destroyed Instrument, Receipt, Coupon or Talon is subsequently presented for payment or, as the case may be, for exchange for further Coupons, there shall be paid to the Issuer on demand the amount payable by the Issuer in respect of such Instruments, Receipts, Coupons or further Coupons) and otherwise as the Issuer may require. Mutilated or defaced Instruments, Receipts, Coupons or Talons must be surrendered before replacements will be issued.

12.               Further Issues

The Issuer may from time to time without the consent of the Instrumentholders or Couponholders create and issue further instruments having the same terms and conditions as the Instruments and so that such further issue shall be consolidated and form a single series with such Instruments. References in these Conditions to the Instruments include (unless the context requires otherwise) any other instruments issued pursuant to this Condition and forming a single series with the Instruments. Any such further instruments forming a single series with Instruments constituted by the Trust Deed or any deed supplemental to it shall, and any other instruments may (with the consent of the Trustee), be constituted by the Trust Deed.

The Trust Deed contains provisions for convening a single meeting of the Instrumentholders and the holders of instruments of other series if the Trustee so decides.

13.               Notices

All notices to the Instrumentholders will be valid if published in a daily English language newspaper of general circulation in the United Kingdom (which is expected to be the Financial Times). If in the opinion of the Trustee any such publication is not practicable, notice shall be validly given if published in another leading daily English language newspaper with general circulation in Europe. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the first date on which publication is made, as provided above.

Couponholders shall be deemed for all purposes to have notice of the contents of any notice given to the holders of Instruments in accordance with this Condition.

14.               Indemnification of Trustee

The Trust Deed contains provisions for the indemnification of the Trustee and for its relief from responsibility, including but not limited to provisions relieving it from any obligation to (a) appoint an independent financial adviser and (b) take proceedings to enforce repayment unless indemnified to its satisfaction. The Trustee is entitled to enter into business transactions with the Issuer or any of its subsidiary undertakings, parent undertakings, joint ventures or associated undertakings without accounting for any profit resulting from these transactions and to act as trustee for the holders of any other securities issued by the Issuer or any of its subsidiary undertakings, parent undertakings, joint ventures or associated undertakings.

15.               Contracts (Rights of Third Parties) Act 1999

No person shall have any right to enforce any term or condition of the Instruments under the Contracts (Rights of Third Parties) Act 1999.

16.               Governing Law and Jurisdiction

16.1           The Instruments and all matters arising from or connected with the Instruments are governed by, and shall be construed in accordance with, English law.

16.2           The courts of England have exclusive jurisdiction to settle any dispute (a “Dispute”), arising from or connected with the Instruments.

16.3           The Issuer agrees that the courts of England are the most appropriate and convenient courts to settle any Dispute and, accordingly, that it will not argue to the contrary.

16.4           Nothing in this Condition 16 prevents the Trustee or any Instrumentholder from taking proceedings relating to a Dispute (“Proceedings”) in any other courts with jurisdiction. To the extent allowed by law, the Trustee or Instrumentholders may take concurrent Proceedings in any number of jurisdictions.

SUMMARY OF PROVISIONS RELATING TO THE INSTRUMENTS
WHILE IN GLOBAL FORM

Initial Issue of Instruments

Upon the initial deposit of a Global Instrument with a common depositary for Euroclear and Clearstream, Luxembourg (the “Common Depositary”), Euroclear or Clearstream, Luxembourg will credit each subscriber with a nominal amount of Instruments equal to the nominal amount of those Instruments for which it has subscribed and paid.

Instruments which are initially deposited with the Common Depositary may also be credited to the accounts of subscribers with (if indicated in the relevant Pricing Supplement) other clearing systems through direct or indirect accounts with Euroclear and Clearstream, Luxembourg held by such other clearing systems. Conversely, Instruments that are initially deposited with another clearing system may similarly be credited to the accounts of subscribers with Euroclear, Clearstream, Luxembourg or other clearing systems.

Relationship of Accountholders with Clearing Systems

Each of the persons shown in the records of Euroclear, Clearstream, Luxembourg or any other clearing system as the holder of an Instrument represented by a Global Instrument must look solely to Euroclear, Clearstream, Luxembourg or such clearing system (as the case may be) for his share of each payment made by an Issuer or the Issuers to the bearer of such Global Instrument and in relation to all other rights arising under the Global Instruments, subject to and in accordance with the respective rules and procedures of Euroclear, Clearstream, Luxembourg or such clearing systems (as the case may be). Such persons shall have no claim directly against either of the Issuers in respect of payments due on the Instruments for so long as the Instruments are represented by such Global Instrument and such obligations of such Issuer or Issuers will be discharged by payment to the bearer of such Global Instrument in respect of each amount so paid.

The Trustee may call for any certificate or other document to be issued by Euroclear, Clearstream, Luxembourg or any other clearing system as to the principal amount of Instruments represented by a Global Instrument standing to the account of any person. Any such certificate or other document shall, in the absence of manifest error, be conclusive and binding for all purposes. Any such certificate or other document may comprise any form of statement or print out of electronic records provided by the relevant clearing system (including Euroclear’s EUCLID or Clearstream, Luxembourg’s Cedcom system) in accordance with its usual procedures and in which the holder of a particular principal amount of any other clearing system is clearly identified together with the amount of such holding. The Trustee shall not be liable to any person by reason of having accepted as valid or not having rejected any certificate or other document to such effect purporting to be issued by Euroclear, Clearstream, Luxembourg or any other clearing system and subsequently found to be forged or not authentic.

Exchange

1.                     Temporary Global Instruments

Each temporary Global Instrument will be exchangeable, free of charge to the holder, on or after its Exchange Date:

1.1     if the relevant Pricing Supplement indicates that such Global Instrument is issued in compliance with the C Rules or in a transaction to which TEFRA is not applicable (as to which, see “Summary of the Programme – Selling Restrictions”), in whole, but not in part, for the Definitive Instruments defined and described below; and

1.2     otherwise, in whole or in part upon certification as to non-U.S. beneficial ownership in the form set out in the Agency Agreement for interests in a permanent Global Instrument or, if so provided in the relevant Pricing Supplement, for Definitive Instruments.

2.                     Permanent Global Instruments

Each permanent Global Instrument will be exchangeable, free of charge to the holder, on or after its Exchange Date in whole but not, except as provided under “Partial Exchange of Permanent Global Instruments”, in part for Definitive Instruments:

2.1               by the relevant Issuer giving notice to the Issuing and Paying Agent and the Instrumentholders of its intention to effect such exchange;

2.2     if the relevant Pricing Supplement provides that such Global Instrument is exchangeable at the request of the holder, by the holder giving notice to the Issuing and Paying Agent of its election for such exchange; and

2.3     otherwise, if the permanent Global Instrument is held on behalf of Euroclear or Clearstream, Luxembourg or any other clearing system (an “Alternative Clearing System”) and any such clearing system is closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention permanently to cease business or in fact does so.

3.                     Partial Exchange of Permanent Global Instruments

For so long as a permanent Global Instrument is held on behalf of a clearing system and the rules of that clearing system permit, such permanent Global Instrument will be exchangeable in part on one or more occasions for Definitive Instruments (a) if principal in respect of any Instruments is not paid when due or (b) if so provided in, and in accordance with, the Conditions (which will be set out in the relevant Pricing Supplement) relating to Partly Paid Instruments.

4.                     Delivery of Instruments

On or after any due date for exchange the holder of a Global Instrument may surrender such Global Instrument or, in the case of a partial exchange, present it for endorsement to or to the order of the Issuing and Paying Agent. In exchange for any Global Instrument, or the part of that Global Instrument to be exchanged, the relevant Issuer will (a) in the case of a temporary Global Instrument exchangeable for a permanent Global Instrument, deliver, or procure the delivery of, a permanent Global Instrument in an aggregate nominal amount equal to that of the whole or that part of a temporary Global Instrument that is being exchanged or, in the case of a subsequent exchange, endorse, or procure the endorsement of, a permanent Global Instrument to reflect such exchange or (b) in the case of a Global Instrument exchangeable for Definitive Instruments, deliver, or procure the delivery of, an equal aggregate nominal amount of duly executed and authenticated Definitive Instruments. In this Information Memorandum, “Definitive Instruments” means, in relation to any Global Instrument, the Definitive Instruments for which such Global Instrument may be exchanged (if appropriate, having attached to them all Coupons and Receipts in respect of interest or Instalment Amounts that have not already been paid on the Global Instrument and a Talon). Definitive Instruments will be security printed in accordance with any applicable legal and stock exchange requirements in or substantially in the form set out in the Schedules to the Trust Deed. On exchange in full of each permanent Global Instrument, the relevant Issuer will, if the holder so requests, procure that it is cancelled and returned to the holder together with the relevant Definitive Instruments.

5.                     Exchange Date

“Exchange Date” means, in relation to a temporary Global Instrument, the day falling after the expiry of 40 days after its issue date and, in relation to a permanent Global Instrument, a day falling not less than 60 days, or in the case of failure to pay principal in respect of any Instruments when due 30 days, after that on which the notice requiring exchange is given and on which banks are open for business in the city in which the specified office of the Issuing and Paying Agent is located and in the city in which the relevant clearing system is located.

Amendment to Conditions

The temporary Global Instruments and permanent Global Instruments contain provisions that apply to the Instruments which they represent, some of which modify the effect of the terms and conditions of the Instruments set out in this Information Memorandum. The following is a summary of certain of those provisions:

6.                     Payments

No payment falling due after the Exchange Date will be made on any Global Instrument unless exchange for an interest in a permanent Global Instrument or for Definitive Instruments is improperly withheld or refused. Payments on any temporary Global Instrument issued in compliance with the D Rules before the Exchange Date will only be made against presentation of certification as to non-U.S. beneficial ownership in the form set out in the Agency Agreement. All payments in respect of Instruments represented by a Global Instrument will be made against presentation for endorsement and, if no further payment falls to be made in respect of the Instruments, surrender of that Global Instrument to or to the order of the Issuing and Paying Agent or such other Paying Agent as shall have been notified to the Instrumentholders for such purpose. A record of each payment so made will be endorsed on each Global Instrument, which endorsement will be prima facie evidence that such payment has been made in respect of the Instruments.

7.                     Prescription

Claims against an Issuer in respect of Instruments which are represented by a permanent Global Instrument will become void unless it is presented for payment within a period of 10 years (in the case of principal) and five years (in the case of interest) from the appropriate Relevant Date (as defined in Condition 6).

8.                     Meetings

The holder of a permanent Global Instrument shall (unless such permanent Global Instrument represents only one Instrument) be treated as being two persons for the purposes of any quorum requirements of a meeting of Instrumentholders and, at any such meeting, as having one vote in respect of each minimum Specified Denomination of Instruments for which such Global Instrument may be exchanged.

9.                     Cancellation

Cancellation of any Instrument represented by a permanent Global Instrument which is required by the Conditions to be cancelled (other than upon its redemption) will be effected by reduction in the nominal amount of the relevant permanent Global Instrument.

10.              Purchase

Instruments represented by a permanent Global Instrument may only be purchased by an Issuer or any of its subsidiary undertakings if they are purchased together with the right to receive all future payments of interest and Instalment Amounts (if any) on those Instruments.

11.              Issuer’s Option

Any option of an Issuer provided for in the Conditions of any Instruments while such Instruments are represented by a permanent Global Instrument shall be exercised by such Issuer giving notice to the Instrumentholders within the time limits set out in and containing the information required by the Conditions, except that the notice shall not be required to contain the serial numbers of Instruments drawn in the case of a partial exercise of an option and accordingly no drawing of Instruments shall be required. In the event that any option of such Issuer is exercised in respect of some but not all of the Instruments of any Series, the rights of accountholders with a clearing system or Approved Intermediary in respect of the Instruments will be governed by the standard procedures of Euroclear, Clearstream, Luxembourg or any other clearing system (as the case may be).

12.              Instrumentholders’ Options

Any option of the Instrumentholders provided for in the Conditions of any Instruments while such Instruments are represented by a permanent Global Instrument may be exercised by the holder of the permanent Global Instrument giving notice to the Issuing and Paying Agent within the time limits relating to the deposit of Instruments with a Paying Agent set out in the Conditions substantially in the form of the notice available from any Paying Agent stating the nominal amount of Instruments in respect of which the option is exercised and at the same time presenting the permanent Global Instrument for notation.

13.              Trustee’s Powers

In considering the interests of Instrumentholders while any Global Instrument is held on behalf of a clearing system, the Trustee may have regard to any information provided to it by such clearing system or its operator as to the identity (either individually or by category) of its accountholders with entitlements to such Global Instrument and may consider such interests as if such accountholders were the holders of the Instruments represented by such Global Instrument.

14.              Events of Default

Each Global Instrument provides that the Trustee, at its discretion, may, and if so requested by holders of at least one-quarter in nominal amount of the Instruments then outstanding or if so directed by an Extraordinary Resolution, shall cause such Global Instrument to become due and repayable in the circumstances described in Condition 8 by stating in the notice to the relevant Issuer the principal amount of such Global Instrument which is becoming due and repayable. If principal in respect of any Instrument is not paid when due, only the Trustee may enforce the rights of the Instrumentholders against such Issuer under the terms of the Trust Deed unless the Trustee, having become bound to proceed, fails to do so within a reasonable time and such failure is continuing.

15.              Notices

So long as any Instruments are represented by a Global Instrument and such Global Instrument is held on behalf of a clearing system, notices to the holders of Instruments of that Series may be given by delivery of the relevant notice to that clearing system for communication by it to entitled accountholders in substitution for publication as required by the Conditions or by delivery of the relevant notice to the holder of the Global Instrument.

16.              Partly Paid Instruments

The provisions relating to Partly Paid Instruments are not set out in this Information Memorandum, but will be contained in the relevant Pricing Supplement and so in the Global Instruments. While any instalments of the subscription moneys due from the holder of Partly Paid Instruments are overdue, no interest in a Global Instrument representing such Instruments may be exchanged for an interest in a permanent Global Instrument or for Definitive Instruments (as the case may be). If any Instrumentholder fails to pay any instalment due on any Partly Paid Instruments within the time specified, the relevant Issuer may forfeit such Instruments and shall have no further obligation to their holder in respect of them.

USE OF PROCEEDS

The net proceeds of the issue of each Series of Instruments will be used by the relevant Issuer for its general corporate purposes.

DESCRIPTION OF NATIONAL GRID TRANSCO PLC

Overview

National Grid Transco plc (“NGT”) is the name of the holding company of the group of companies (the “NGT Group”) which was the product of a recommended merger between National Grid Group plc (“NGG”) and Lattice Group plc (“Lattice”). This merger was implemented by way of a court sanctioned scheme of arrangement under the U.K. Companies Act 1985 between Lattice and its shareholders and was completed on 21 October 2002. Following the closing of the merger, NGG was renamed National Grid Transco plc.

Business of National Grid Transco

NGT is an international network utility company with electricity and gas transmission and distribution interests in the U.K. and the U.S. It has also transferred its network skills to related markets in the U.K. and U.S., including wireless infrastructure, metering and liquefied natural gas, and has interests in electricity interconnectors in the U.K., U.S. and Australia.

NGT own, operate and develop the high-voltage electricity transmission system in England and Wales through its wholly-owned subsidiary, National Grid Company plc (“NGC”). NGC’s electricity assets consist of approximately 4,500 miles of overhead lines, about 410 miles of underground cables and some 341 substations at around 243 separate sites. NGT also owns and operates the gas National Transmission System in Britain through its wholly-owned subsidiary, Transco plc (“Transco”), which comprises approximately 4,200 miles of high pressure pipelines and 24 compressor stations, connecting to eight regional distribution networks and third party independent systems for onward transportation of gas to end consumers. Its gas distribution system currently comprises almost all of Britain’s gas distribution system, although it has agreed to sell four of its distribution networks as discussed below in “Recent Developments.” The existing gas distribution system consists of approximately 170,000 miles of distribution pipelines and is the largest gas distribution system in Europe. Gas is transported on behalf of approximately 70 active gas shippers from the National Transmission System through the eight regional distribution networks to around 21 million consumers. As well as gas distribution, Transco is responsible for the safety, development and maintenance of the transportation system and operates the national gas emergency service.

In the U.S., NGT operate as National Grid USA (“Grid USA”) through its various subsidiaries described below. Grid USA owns and operates an electricity transmission network of approximately 14,000 miles. Its U.S. transmission business operates, at 69kV and above, approximately 9,000 miles of overhead lines, underground cables, a 139-mile direct current transmission line and 526 substations. It is the largest electricity transmission service provider in the northeastern U.S. by reference to the length of these high-voltage transmission lines. Grid USA provides electricity transmission in upstate New York through Niagara Mohawk Power Corporation and in New England principally through New England Power Company and The Narragansett Electric Company. It is one of the leading electricity distribution service providers in the northeastern U.S., as measured by energy delivered, and one of the largest utilities in the U.S., as measured by the number of electricity distribution customers. Its electricity distribution operations in the U.S. serves approximately 3.3 million customers over a network of 62,000 miles. Its U.S. gas distribution business serves around 560,000 customers over a network of 8,000 miles in upstate New York. Grid USA provides electricity and gas distribution in upstate New York through its subsidiary Niagara Mohawk Power Corporation. It provides electricity distribution in New England through its subsidiaries Massachusetts Electric Company, Nantucket Electric Company, The Narragansett Electric Company and Granite State Electric Company.

Through its subsidiary GridAmerica L.L.C. (“GridAmerica”), NGT manage, in the Midwest of the U.S., a range of electricity transmission operations on behalf of three participant utilities. These include operational planning, outage management and scheduling of transmission service. It is the first multi-system independent transmission company and was formed under agreements with Ameren, First Energy, Northern Indiana Public Service Company and the Midwest Independent System Operator. The agreements have provisions that allow the participant utilities to sell their transmission assets to GridAmerica for cash and stock. GridAmerica provides services in a geographic area that includes over 14,000 miles of transmission lines across five states.

NGT has focused its other businesses on the provision of infrastructure and related services where it believes it can exploit its core skills and assets to create value, particularly, wireless infrastructure, metering and liquefied natural gas, and interconnectors. Its wireless infrastructure operations provides solutions to fibre and wireless network operators in the U.K. and the U.S., building, leasing and operating sites for the base stations and radio masts needed by mobile operators. In addition, following the closing of the acquisition of Crown Castle U.K., as discussed below in “Recent Developments”, the business also provides infrastructure and other services for the transmission of television and radio in the U.K. Both aspects exploit NGT Group’s project management skills and infrastructure. Other businesses include installation, maintenance and meter reading to gas shippers and gas storage facilities. NGT also operate electricity interconnectors between England and Scotland and England and France, which provide access to alternative wholesale electricity markets and additional sources of supply and it is constructing an undersea electricity interconnector across the Bass Straight between the Australian states of Tasmania and Victoria.

Recent Developments

On 31 August 2004, NGT announced that it had entered into agreements for the sale of four of our U.K. regional gas distribution networks. These networks are the North of England, Wales & the West of England, the South of England and Scotland, for which the total cash consideration is £5.8 billion. Under the agreements, the purchasers will also assume certain environmental and other liabilities of approximately £130 million. NGT will retain the distribution networks for the West Midlands, London, East of England and North West England. Distributing gas to approximately 11 million business and home consumers, it will continue to have the largest gas distribution business in the U.K.

Upon closing of the transactions described above, NGT intend to deliver a non-recurring return of value to shareholders of £2.0 billion (with associated share consolidation), intend to recommend a 20 per cent. increase in the ordinary dividends for the current year to 23.7 pence per ordinary share, as well as maintain its target of increasing ordinary dividends per share from the recommended increased amount of dividends by 7 per cent. per year until 31 March 2008 and intend to retire or repay approximately £2.3 billion of Transco’s indebtedness with a projected ratio of debt to regulatory asset value of 50 per cent. for Transco.

The closing of the sale of the gas distribution networks described above is subject to certain regulatory consents and approvals including consents and approvals from the U.K. Gas and Electricity Markets Authority, the U.K. Department for Trade and Industry and the U.K. Health and Safety Executive. Ofgem has issued a detailed timetable, which outlines the consents and approvals process. NGT is aiming to close these transactions in the second quarter of 2005. Completion of the transactions is also subject to termination rights, exercisable by each of NGT and the purchasers, in the event of defined circumstances arising which would have a material adverse impact on the distribution networks being sold. In certain of these circumstances break-up fees may be payable by either NGT or the purchasers.

On 28 June 2004, NGT announced an agreement on the terms of an acquisition of the U.K. operations of Crown Castle International, Inc. (“Crown Castle UK”) for a cash consideration of approximately £1.1 billion, which reflects closing adjustments. NGT closed the acquisition of Crown Castle UK on 31 August 2004. Following the closing of this acquisition, it commenced the merger of Crown Castle UK with Gridcom (UK) Limited, its wholly-owned subsidiary. The combined business is the major independent provider of infrastructure to the mobile telecommunications operators in the U.K., with a substantial portfolio of almost 5,000 active sites. Crown Castle UK is also one of the two providers of infrastructure for transmission of terrestrial analogue and digital television and radio in the U.K.

Board of Directors

The Directors of National Grid Transco plc and their functions and principal directorships outside the NGT Group, are as follows:

Name	Title	Principal activities outside National Grid Transco
Sir John Parker	Chairman (Non-Executive)	Non-Executive Deputy Chairman of Carnival Plc and Non-Executive chairman of RMC group plc.
Roger Urwin	Group Chief Executive	Non-Executive Director of Utilico Investment Trust PLC.
Steve Lucas	Group Finance Director	Non-Executive Director of Compass Group plc.
Edward Astle	Group Director	No appointments held outside the NGT Group.
Steven Holliday	Group Director	Non-Executive Director of Marks and Spencer Group plc.
Mike Jesanis	Group Director	No appointments held outside the NGT Group.
Nick Winser	Group Director	Director of Energy Networks Association Ltd.
John Grant	Non-Executive Director	Executive Chairman of Hasgo Group Limited and Peter Stubs Limited. Non-Executive chairman of Cordex Plc and Non-Executive Director of Torotrak plc, Corac Group Plc and The Royal Automobile Club Ltd.
Kenneth Harvey	Non-Executive Director	Non-Executive Chairman of Pennon Group plc, The Intercare Group plc and Beaufort Group plc.
Paul Joskow	Non-Executive Director	Trustee of the Putnam Mutual Funds and a director of the Whitehead Institute of Biomedical Research and an Independent Director of TransCanada.
Stephen Pettit	Non-Executive Director	Non-Executive Director of National Air Traffic Services, KBC Advanced Technologies plc, Norwood Systems Ltd and Halma plc.
Maria Richter	Non-Executive Director	Director of the Western Electricity Co-ordinating Council.
George Rose	Non-Executive Director	Director of BAe Systems plc, Non-Executive Director of SAAB AB and a member of the Financial Reporting Review Panel

The business address of each of the above is 1-3 Strand, London WC2N 5EH.

CONSOLIDATED CAPITALISATION AND INDEBTEDNESS OF THE NGT GROUP

The following is a summary of the unaudited historical cost capital and reserves and indebtedness as at 31 March 2004 of National Grid Transco plc and its subsidiaries (the “NGT Group”):

As at 31 March 2004
(unaudited)
£ million
Capital and reserves
Called up share capital	309
Share premium account	1,280
Other reserves	(4,983)
Profit and loss account	4,615
Equity shareholders’ funds	1,221
Minority interests	50
Total shareholders’ funds	1,271
Indebtedness for borrowed money
Amounts falling due within one year
Bank loans and overdrafts	314
Commercial paper	557
Other bonds and notes	832
Other loans	3
1,706
Amounts falling due after more than one year
Bank loans	823
Other bonds	10,587
Other loans	132
11,542
Total borrowings	13,248
Total capitalisation and indebtedness	14,519

Notes:

(1)                 Account has been taken of liabilities and guarantees between undertakings within the same group.

(2)                 All short-term and long-term debt of NGT Group is unguaranteed, except for the following bonds:

Issued by National Grid Company plc and guaranteed by Ambac Assurance UK Limited:

•                        £300 million 2.983 per cent. 2018 Guaranteed Retail Price Index-Linked Bonds

•                        £50 million 2.817 per cent. 2032 Guaranteed Retail Price Index-Linked Bonds

Issued by Niagara Mohawk Power Corporation and guaranteed by XL Capital Assurance Inc.:

•                        $115.7 million variable rate 2029 Pollution Control Revenue Bonds

Issued by Niagara Mohawk Power Corporation and guaranteed by Ambac Indemnity Corporation:

•                        $45.6 million variable rate 2013 Pollution Control Refunding Revenue Bonds

•                        $100 million variable rate 2015 Pollution Control Revenue Bonds

•                        $69.8 million variable rate 2023 Pollution Control Revenue Bonds

•                        $75 million variable rate 2025 Pollution Control Revenue Bonds

•                        $50 million variable rate 2026 Pollution Control Revenue Bonds

•                        $25.76 million variable rate 2027 Pollution Control Revenue Bonds

•                        $93.2 million variable rate 2027 Pollution Control Revenue Bonds

Issued by Nantucket Electric Company and guaranteed by Ambac Indemnity Corporation:

•                        $1.4 million 6.75 per cent. 2005 Electric Utility Revenue Bonds

•                        $1.4 million 6.75 per cent. 2006 Electric Utility Revenue Bonds

•                        $1.4 million 5.60 per cent. 2007 Electric Utility Revenue Bonds

•                        $1.4 million 5.75 per cent. 2008 Electric Utility Revenue Bonds

•                        $1.4 million 5.75 per cent. 2009 Electric Utility Revenue Bonds

•                        $10.5 million 5.875 per cent. 2017 Electric Utility Revenue Bonds

As at 31 March 2004, debt of the NGT Group totalling £925 million was secured by charges over property, plant and other assets of the group.

(3)                 In July 2004, National Grid Transco plc issued the following unsecured and unguaranteed bonds:

•                        EUR 500m Floating Rate Instruments due 2006

•                        EUR 200m Floating Rate Instruments due 2005

(4)                 As at 31 March 2004, NGT Group had outstanding BG Group related commitments and contingencies amounting to £13 million, arising from the restructuring of BG Group in 1999.

(5)                 Other contingencies and guarantees of the NGT Group as at 31 March 2004 amounted to £253 million, including guarantees of £168 million. Details of these guarantees are shown below:

(i)                 Performance guarantees of £24 million relating to certain property obligations of a NGT Group undertaking;

(ii)              £50 million guarantee of the obligations of a NGT Group undertaking to pay liabilities under a meter operating contract for a duration expected to be 20-30 years;

(iii)           A performance guarantee during the construction of the Victoria to Tasmania interconnector, that expires on commissioning, of £41m;

(iv)          A four-year guarantee relating to an interconnector construction project amounting to £20 million provided by National Grid Transco plc;

(v)             Guarantees in respect of a former associate amounting to £14 million; and

(vi)          Other guarantees amounting to £19 million arising in the normal course of business and entered into on normal commercial terms.

NGT has also guaranteed the lease obligations of a former associate, to a NGT Group undertaking, amounting to £45 million.

(6)                 As at 31 March 2004, NGT had guaranteed the repayment of principal sums, any associated premium and interest on specific loans due from certain NGT Group undertakings to third parties, the sterling equivalent of which amounted to £1,892 million. The guarantees are for varying terms between four and ten years.

(7)                 The information contained in this Statement is extracted without material adjustment from NGT’s audited consolidated financial statements as at 31 March 2004, except for other reserves and profit and loss account, which have been restated for the effect of the adoption of Financial Reporting Standard (FRS) 20 “Accounting for Share Based Payments” and extracted from the 30 September 2004 interim results statement. Before restatement, the figures were (£5,131 million) and £4,755 million respectively.

(8)                 As at 30 September 2004, the Total Indebtedness of NGT increased by £1,922 million as compared to £13,248 million at 31 March 2004. This is mainly due to the debt financed acquisition of the U.K. operations of Crown Castle International, Inc. Aside from this, there has been no material change in the capitalisation and indebtedness, contingent liabilities or guarantees of NGT since 31 March 2004.

(9)                 As at 31 March 2004, the NGT Group had cash and short-term money market investments of £616 million.

DESCRIPTION OF NATIONAL GRID COMPANY PLC

Overview

National Grid Company plc (“National Grid Company”), a wholly-owned subsidiary of National Grid Transco, is the owner and operator of the electricity transmission system (the “Transmission System”) in England and Wales and is the sole holder of a transmission licence (the “Transmission Licence”) in England and Wales. National Grid Company is required by the Electricity Act 1989 (the “Electricity Act”) to develop, operate and maintain an efficient, co-ordinated and economical system of electricity transmission and to facilitate competition in the supply and generation of electricity. Since the introduction of the new electricity trading arrangements (“NETA”) on 27 March 2001, under the Electricity Act, National Grid Company is also obliged to operate an efficient, economic and co-ordinated transmission system. National Grid Company is also responsible for reinforcing, renewing and maintaining the Transmission System to meet the requirements of customers and to ensure continued compliance with the security standards set out in the Transmission Licence.

Business of National Grid Company

National Grid Company derives the vast majority of its turnover and profits from charges for services provided by its transmission business (the “Transmission Business”) to, inter alia, generators, interconnector users, distributors, suppliers and directly-connected customers. Its other businesses include the procurement of balancing services and the operation of the interconnectors with Scotland and France.

National Grid Company has three wholly-owned trading subsidiaries, Elexon Limited, NGC Leasing Limited and NGC Properties Limited (forming, together with NGC, the “NGC Group”).

Regulation

The electricity industry in England and Wales is regulated primarily under the Electricity Act and the Utilities Act which together establish the Gas and Electricity Markets Authority and a regime for the licensing of electricity generation, transmission, distribution and supply. The Gas and Electricity Markets Authority is responsible for the supervision and enforcement of the licensing regime. Under the Electricity Act, the Gas and Electricity Markets Authority’s principal objective in carrying out its functions relating to licensing under that Act is to protect the interests of consumers in relation to electricity conveyed by distribution systems, wherever appropriate by promoting effective competition between persons engaged in, or in commercial activities connected with the generation, transmission, distribution or supply of electricity having regard to the need to ensure that all reasonable demands for electricity are met and the need to ensure that licence holders are able to finance activities which are the subject of obligations imposed by Part 1 of the Electricity Act or the Utilities Act.

The Transmission Licence came into effect on vesting and, unless revoked, will continue in force until determined by not less than 25 years’ notice by the Secretary of State. The Transmission Licence may be revoked by the Secretary of State in specified circumstances, including non-payment of fees, insolvency, change in the control of National Grid Company, cessation of the Transmission Business and non-compliance with enforcement orders made by the Gas and Electricity Markets Authority and non-compliance with orders issued by the Secretary of State under certain provisions of general competition legislation.

National Grid Company is prohibited by the Transmission Licence from purchasing or otherwise acquiring electricity on its own account for the purpose of sale to third parties. Since the introduction of NETA, the exceptions to the prohibition have changed to except the procurement or use of balancing services or the purchase or acquisition where such purchase or acquisition is with the consent of the Gas and Electricity Markets Authority.

The transmission business comprises of two separately regulated activities, Transmission Owner and System Operator.

The Transmission Owner owns and maintains the physical assets, develops the network to accommodate new connections/disconnections, manages a programme of asset replacement and investment to ensure the long term reliability of the systems.

Revenue from charges for using the transmission network and charges for connections made before March 1990 is controlled by a revenue restriction condition set out in the transmission licence. This revenue restriction, known as a price control, takes into account, among other factors, operating expenditure, capital expenditure and cost of capital, which for the current price control, is at a real pre-tax rate of 6.25 per cent. In addition, pass-through is given in respect of non-domestic rates and the Office of Gas and Electricity Market’s (Ofgem) licence fees attributable to the electricity transmission business.

National Grid Company is permitted to set charges for connections to the transmission system made since March 1990 to recover the costs directly or indirectly incurred in providing connections, together with a reasonable rate of return on such costs.

The current price control was introduced on 1 April 2001. It was expected to remain in force until 31 March 2006, but is likely to be extended to 31 March 2007. Discussions on the detail of the extension to the price control are ongoing and are expected to conclude during 2005.

An amended charging methodology for the Transmission Owner, known as “Plugs”, was introduced from 1 April 2004. The total revenue recoverable by NGC under its licence remains unchanged. The changes modified the ownership boundary between what was part of the transmission network, shared by all users, and what were separate connection assets attributable to specific users. This required NGC to make repayments to connected parties associated with relevant assets that have been subject to capital contributions or other accelerated payment terms. In total these repayments will be in the region of £70 million of which the majority will be treated as capital expenditure and included in the regulatory asset base.

The System Operator undertakes a range of activities necessary for the successful delivery in real time of secure, reliable and efficient delivery of electricity and the continuous balancing of supply and demand.

Revenue from charges for provision of balancing services is regulated under an incentive scheme, where benefits of cost savings in system operation compared to targets are shared with customers.

The Gas and Electricity Markets Authority is seeking to introduce common rules for trading arrangements and transmission access across Great Britain, commonly known as the British Electricity Trading and Transmission Arrangements or BETTA. These rules are expected to replace the separate arrangements currently in existence for England and Wales on the one hand and Scotland on the other. The Scottish interconnectors (currently outside of the regulated business) would no longer be operated under the current commercial agreements but would form part of the regulated businesses of the current interconnector owners National Grid Company and Scottish Power. The method for recovery of costs associated with the establishment of BETTA has been agreed in principle with Ofgem. It is currently expected that BETTA will be implemented in 2005.

Board of Directors

The Directors of National Grid Company plc and their functions and principal directorships outside the NGC Group, are as follows:

Name	Title	Principal activities outside National Grid Company
Roger Urwin	Chairman

Group Chief Executive of National Grid Transco plc and Director of National Grid (US) Holdings Limited, National Grid (US) Investments 4, National Grid (US) Partner 1 Limited, National Grid (US) Partner 2 Limited, National Grid Holdings Limited, National Grid Holdings One plc, National Grid International Limited, National Grid USA and Transco plc and Non-Executive Director of Utilico Investment Trust PLC.

Steven Holliday	Chief Executive

Group Executive Director of National Grid Transco plc, Director of Lattice Group plc, Transco Holdings plc, Transco plc, National Grid International Limited, Transco plc and Electricity Association Limited and Non-Executive Director of Marks and Spencer Group plc.

Neil Moore	Finance Director	Director of NG Procurement Holdings Ltd

Steve Lucas	Director

Group Finance Director of National Grid Transco plc and Director of Lattice Group Holdings Limited, Lattice Group plc, National Grid Holdings Limited, National Grid International Limited, National Grid (US) Partner 1 Limited, National Grid (US) Partner 2 Limited, National Grid (US) Investments 4, National Grid Holdings One plc, National Grid Transco plc, NGT Telecom No. 1 Limited, National Grid USA, National Grid (US) Holdings Limited, Transco Holdings plc and Transco plc, President of National Grid Holdings Inc. and Non-Executive Director of Compass Group plc.

Nick Winser	Group Director

Group Executive Director of National Grid Transco plc, Director of Gridcom (UK) Limited, GridAmerica Holdings Inc., National Grid USA, Transco plc, Energy Networks Association Limited, President of GridAmerica LLC and Energy Networks Association Ltd.

The business address of each of the above is 1-3 Strand, London WC2N 5EH.

CAPITALISATION AND INDEBTEDNESS OF NGC GROUP

The following is a summary of the unaudited historical capital and reserves and indebtedness as at 31 March 2004 of National Grid Company plc and its subsidiaries (the “NGC Group”):

As at 31 March 2004
(unaudited)
£ million
Capital and reserves
Authorised 1,000,000,000 ordinary shares of £0.20. each	200
Authorised 74,803,600 preference shares of £1 each	75
Issued, allotted, called up and fully paid 31,870 ordinary shares	0
Issued, allotted, called up and fully paid 43,406,000 preference shares	43
Share premium account	454
Capital redemption reserve	0
Special reserve	29
Other reserves	40
Profit and loss account	320
Total shareholders’ funds	886
Indebtedness for borrowed money
Amounts falling due within one year
Bank loans and overdrafts	20
Other bonds	—
Commercial paper	—
20
Amounts falling due after more than one year
Bank loans	407
Other bonds	2,402
2,809
Total borrowings	2,829
Total Capitalisation and Indebtedness	3,715

Notes:

(1)                Account has been taken of liabilities and guarantees between undertakings within the same group.

(2)                All short-term and long-term debt of the NGC Group is unguaranteed and unsecured, except for the following which are guaranteed:

•           £300 million 2.983 per cent. 2018 Guaranteed Retail Price Index-Linked Bonds

•           £50 million 2.817 per cent. 2032 Guaranteed Retail Price Index-Linked Bonds

•           SFR 458 million European Investment Bank Loan 2007.

•           £200 million European Investment Bank Loan 2012.

The guaranteed retail price index-linked bonds are guaranteed by Ambac Assurance UK Limited, and the European Investment Bank loans are guaranteed by National Grid Transco plc.

(3)                 As at 31 March 2004, NGC had issued performance bonds in the ordinary course of business amounting to £8.2 million and NGC had issued guarantees in respect of the performance of a third party of up to £14.0 million.

(4)                 The information contained in this Statement is extracted without material adjustment from NGC’s audited consolidated financial statements as at 31 March 2004, except for the profit and loss account, and other reserves figures, which have been restated for the effect of the adoption of Financial Reporting Standard (FRS) 20 “Accounting for Share Based Payments”. Before restatement, the figures were £357 million, £0 million, respectively.

(5)                 As at 30 September 2004, the Total Indebtedness of NGC increased by £303 million as compared to £2,829 million at 31 March 2004. This is mainly due to the repayment of inter-company loans. Aside from this, there has been no other material change in the capitalisation and indebtedness, contingent liabilities or guarantees of NGC since 31 March 2004.

(6)                 As at 31 March 2004, the NGC Group had cash and short-term money market investments of £27.1 million.

UNITED KINGDOM TAXATION

The following is a summary of the United Kingdom withholding taxation treatment at the date hereof in relation to payments of principal and interest in respect of the Instruments. The comments do not deal with other United Kingdom tax aspects of acquiring, holding or disposing of Instruments. The comments relate only to the position of persons who are absolute beneficial owners of the Instruments. Prospective Instrumentholders should be aware that the particular terms of issue of any series of Instruments as specified in the relevant Pricing Supplement may affect the tax treatment of that and other series of Instruments. The following is a general guide and should be treated with appropriate caution. Instrumentholders who are in any doubt as to their tax position should consult their professional advisers. Instrumentholders who may be liable to taxation in jurisdictions other than the United Kingdom in respect of their acquisition, holding or disposal of the Instruments are particularly advised to consult their professional advisers as to whether they are so liable (and if so under the laws of which jurisdictions), since the following comments relate only to certain United Kingdom taxation aspects of payments in respect of the Instruments. In particular, Instrumentholders should be aware that they may be liable to taxation under the laws of other jurisdictions in relation to payments in respect of the Instruments even if such payments may be made without withholding or deduction for or on account of taxation under the laws of the United Kingdom.

1.                     UK WITHHOLDING TAX ON UK SOURCE INTEREST

1.1               The Instruments issued by an Issuer which carry a right to interest (“UK Instruments”) will constitute “quoted Eurobonds” provided they are and continue to be listed on a recognised stock exchange within the meaning of Section 841 of the Income and Corporation Taxes Act 1988. On the basis of the United Kingdom Inland Revenue’s published interpretation of the relevant legislation, securities which are to be listed on a stock exchange in a country which is a member state of the European Union or which is part of the European Economic Area will satisfy this requirement if they are listed by a competent authority in that country and are admitted to trading on a recognised stock exchange in that country; securities which are to be listed on a stock exchange in any other country will satisfy this requirement if they are admitted to trading on a recognised stock exchange in that country. The London Stock Exchange is a recognised stock exchange for these purposes. Whilst the UK Instruments are and continue to be quoted Eurobonds, payments of interest on the UK Instruments may be made without withholding or deduction for or on account of United Kingdom income tax.

1.2               In all cases falling outside the exemption described in 1.1 above, interest on the UK Instruments may fall to be paid under deduction of United Kingdom income tax at the “lower rate” (currently 20 per cent.) subject to such relief as may be available under the provisions of any applicable double taxation treaty. However, this withholding will not apply if the relevant interest is paid on Instruments with a maturity date of less than one year from the date of issue and which are not issued under arrangements the effect of which is to render such Instruments part of a borrowing with a total term of a year or more.

2.                     PROVISION OF INFORMATION

Instrumentholders should note that where any interest on Instruments is paid to them (or to any person acting on their behalf) by the relevant Issuer or any person in the United Kingdom acting on behalf of such Issuer (a “paying agent”), or is received by any person in the United Kingdom acting on behalf of the relevant Instrumentholder (other than solely by clearing or arranging the clearing of a cheque) (a “collecting agent”), then the relevant Issuer, the paying agent or the collecting agent (as the case may be) may, in certain cases, be required to supply to the United Kingdom Inland Revenue details of the payment and certain details relating to the Instrumentholder (including the Instrumentholder’s name and address). These provisions will apply whether or not the interest has been paid subject to withholding or deduction for or on account of United Kingdom income tax and whether or not the Instrumentholder is resident in the United Kingdom for United Kingdom taxation purposes. Where the Instrumentholder is not so resident, the details provided to the United Kingdom Inland Revenue may, in certain cases, be passed by the United Kingdom Inland Revenue to the tax authorities of the jurisdiction in which the Instrumentholder is resident for taxation purposes.

The provisions referred to above may also apply, in certain circumstances, to payments made on redemption of any Instruments where the amount payable on redemption is greater than the issue price of the Instruments.

EU Savings Directive

On 3 June 2003 the EU Council of Economic and Finance Ministers adopted a new directive regarding the taxation of savings income. The directive is scheduled to be applied by Member States from 1 July 2005, provided that certain non-EU countries adopt similar measures from the same date. Under the directive each Member State will be required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction to an individual resident in that other Member State; however, Austria, Belgium and Luxembourg may instead apply a withholding system for a transitional period in relation to such payments, deducting tax at rates rising over time to 35 per cent. The transitional period is to commence on the date from which the directive is to be applied by Member States and to terminate at the end of the first fiscal year following agreement by certain non-EU countries to the exchange of information relating to such payments.

Instrumentholders should note paragraphs (a) to (f) of Condition 6 of the Terms and Conditions.

3.                     OTHER RULES RELATING TO UNITED KINGDOM WITHHOLDING TAX

3.1               Instruments may be issued at an issue price of less than 100 per cent. of their principal amount. Any discount element on any such Instruments will not be subject to any United Kingdom withholding tax pursuant to the provisions mentioned in 1 above, but may be subject to reporting requirements as outlined in 2 above.

3.2               Where Instruments are to be, or may fall to be, redeemed at a premium, as opposed to being issued at a discount, then any such element of premium may constitute a payment of interest. Payments of interest are subject to United Kingdom withholding tax and reporting requirements as outlined above.

3.3               Where interest has been paid under deduction of United Kingdom income tax, Instrumentholders who are not resident in the United Kingdom may be able to recover all or part of the tax deducted if there is an appropriate provision in any applicable double taxation treaty.

3.4               The references to “interest” above mean “interest” as understood in United Kingdom tax law. The statements above do not take any account of any different definitions of “interest” or “principal” which may prevail under any other law or which may be created by the terms and conditions of the Instruments or any related documentation.

3.5               The above description of the United Kingdom withholding tax position assumes that there will be no substitution of an Issuer pursuant to Condition 10.3 of the Instruments and does not consider the tax consequences of any such substitution.

PLAN OF DISTRIBUTION

Summary of Agreement

Subject to the terms and on the conditions contained in a dealer agreement dated 6 December 2004 (as amended or supplemented from time to time), between the Issuers, the Permanent Dealers and the Arranger (the “Dealer Agreement”), the Instruments will be offered on a continuous basis by each of the Issuers to the Permanent Dealers. However, the Issuers have reserved the right to issue Instruments directly on their own behalf to dealers which are not Permanent Dealers. The Instruments may also be issued by each of the Issuers through the Dealers, acting as agents of the Issuers. The Dealer Agreement also provides for Instruments to be issued in syndicated Tranches which are jointly and severally underwritten by two or more Dealers. The commissions in respect of an issue of Instruments on a syndicated basis will be stated in the relevant Pricing Supplement. Each of the Issuers have agreed to indemnify the Dealers against certain liabilities in connection with the offer and sale of the Instruments.

Selling Restrictions

United States

The Instruments have not been and will not be registered under the U.S. Securities Act of 1933 as amended (the “Securities Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in certain transactions exempt from the registration requirements of the Securities Act. Terms used in this paragraph have the meanings given to them by Regulation S under the Securities Act.

Instruments in bearer form having a maturity of more than one year are subject to U.S. tax law requirements and may not be offered, sold or delivered within the United States or its possessions or to a U.S. person, except in certain transactions permitted by U.S. tax regulations. Terms used in this paragraph have the meanings given to them by the U.S. Internal Revenue Code and regulations under it.

Each Dealer has agreed that, except as permitted by the Dealer Agreement, it will not offer, sell or deliver the Instruments of any identifiable Tranche, (a) as part of their distribution at any time or (b) otherwise until 40 days after completion of the distribution of such Tranche as determined, and certified to the relevant Issuer, by the Issuing and Paying Agent, or in the case of Instruments issued on a syndicated basis, the Lead Manager, within the United States or to, or for the account or benefit of, U.S. persons, and it will have sent to each dealer to which it sells Instruments during the distribution compliance period a confirmation or other notice setting forth the restrictions on offers and sales of the Instruments within the United States or to, or for the account or benefit of, U.S. persons.

In addition, until 40 days after the commencement of the offering, an offer or sale of Instruments within the United States by any dealer (whether or not participating in the offering) may violate the registration requirements of the Securities Act.

United Kingdom

Each Dealer has represented, warranted and agreed that:

(a)                No offer to public – listed Instruments: in relation to Instruments which have a maturity of one year or more and which are to be admitted to the Official List of the UK Listing Authority, it has not offered or sold and will not offer or sell any such Instruments to persons in the United Kingdom prior to admission of such Instruments to listing in accordance with Part VI of the FSMA, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the FSMA;

(b)               No offer to public – unlisted Instruments: in relation to Instruments which have a maturity of one year or more and which are not be admitted to the Official List of the UK Listing Authority, it has not offered or sold and, prior to the expiry of a period of six months from the Issue Date of such Instruments, will not offer or sell any such Instruments to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

(c)                No deposit-taking – in relation to any Instruments having a maturity of less than one year from the date of their issue:

(i)                   it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business; and

(ii)                it has not offered or sold and will not offer or sell any Instruments other than to persons:

(1)                     whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses; or

(2)                     who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses,

where the issue of the Instruments would otherwise constitute a contravention of Section 19 of the FSMA by the relevant Issuer;

(d)               Financial promotion – it has only communicated or caused to be communicated and it will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any Instruments in circumstances in which Section 21(1) of the FSMA does not apply to the relevant Issuer; and

(e)                General compliance – it has complied and will comply with all applicable provisions of the FSMA (and all rules and regulations made pursuant to the FSMA) with respect to anything done by it in relation to any Instruments in, from or otherwise involving the United Kingdom.

Japan

The Instruments have not been and will not be registered under the Securities and Exchange Law of Japan (the “Securities and Exchange Law”). Accordingly, each of the Dealers has represented, warranted and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell any Instruments in Japan or to, or for the benefit of, any resident of Japan or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with the Securities and Exchange Law and other relevant laws and regulations of Japan. As used in this paragraph, “resident of Japan” means any person resident in Japan, including any corporation or other entity organised under the laws of Japan.

General

These selling restrictions may be modified by the agreement of the relevant Issuer and the Dealers following a change in a relevant law, regulation or directive. Any such modification will be set out in the Pricing Supplement issued in respect of the issue of Instruments to which it relates or in a supplement to this Information Memorandum.

Other than with respect to the admission to listing, trading and/or quotation by such one or more listing authorities, stock exchanges and/or quotation systems as may be specified in the relevant Pricing Supplement, no action has been or will be taken in any country or jurisdiction by the Issuers or the Dealers that would permit a public offering of Instruments, or possession or distribution of any offering material in relation thereto, in any country or jurisdiction where action for that purpose is required. Persons into whose hands this Information Memorandum or any Pricing Supplement comes are required by the Issuers and the Dealers to comply with all applicable laws and regulations in each country or jurisdiction in or from which they purchase, offer, sell or deliver Instruments or have in their possession or distribute such offering material, in all cases at their own expense.

Each Dealer has agreed that it will comply with all relevant laws, regulations and directives in each jurisdiction in which it purchases, offers, sells or delivers Instruments or has in its possession or distributes this Information Memorandum, any other offering material or any Pricing Supplement and neither the Issuers nor any other Dealer shall have responsibility for such material.

FORM OF PRICING SUPPLEMENT

The Pricing Supplement in respect of each Tranche of Instruments will be substantially in the following form, duly supplemented (if necessary), amended (if necessary) and completed to reflect the particular terms of the relevant Instruments and their issue. Text in this section appearing in italics does not form part of the form of the Pricing Supplement but denotes directions for completing the Pricing Supplement.

Pricing Supplement dated [•]

[NATIONAL GRID TRANSCO PLC/NATIONAL GRID COMPANY PLC

Issue of [Aggregate Nominal Amount of Tranche] [Title of Instruments]
under the Euro 6,000,000,000 Euro Medium Term Note Programme

This document constitutes the Pricing Supplement relating to the issue of Instruments described herein. Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set out in the Information Memorandum dated 6 December 2004 [and the Supplemental Information Memorandum dated [•]]. This Pricing Supplement contains the final terms of the Instruments and must be read in conjunction with that Information Memorandum[, as so supplemented].

[The following alternative language applies if the first tranche of an issue which is being increased was issued under an Information Memorandum with an earlier date.

Terms used herein shall be deemed to be defined as such for the purposes of the Conditions (the “Conditions”) set forth in the Information Memorandum dated [•] [as supplemented by] [Supplemental Information Memorandums dated [•]]. This Pricing Supplement contains the final terms of the Notes and must be read in conjunction with the Information Memorandum dated 6 December 2004 [and the supplemental Information Memorandum dated [•] 2004] save in respect of the Conditions which are extracted from the Information Memorandum dated [•] as supplemented and are attached hereto.]

[Include whichever of the following apply or specify as “Not Applicable” (N/A). Note that the numbering should remain as set out below, even if “Not Applicable” is indicated for individual paragraphs or sub-paragraphs.]

1.	Issuer:	[National Grid Transco plc/National Grid Company plc]*

2.	(i) Series Number:	[•]

	(ii) Tranche Number:	[•]

[(If fungible with an existing Series, details of that Series, including the date on which the Instruments become fungible.)]

3.	Specified Currency or Currencies:	[•]

4.	Aggregate Nominal Amount:

	[(i)] Series:	[•]

	[(ii) Tranche:	[•]]

5.	[(i)]Issue Price:	[•] per cent. of the Aggregate Nominal Amount [plus accrued interest from [insert date] (in the case of fungible issues only, if applicable)]

	[(ii)Net proceeds:	[•] (Required only for listed issues – insert cash amount)]

*Delete as applicable

6.	Specified Denominations:	[•](1)

[•]
7.	(i) Issue Date:	[•]
	(ii) Interest Commencement Date:	[•]

8.	Maturity Date:	[specify date or (for Floating Rate Instruments) Interest Payment Date falling in or nearest to the relevant month and year]

[If the Instruments have a maturity of less than one year from the Issue Date, the Instruments must have a minimum redemption value of £100,000 (or its equivalent in other currencies) and be sold only to “professional investors” (or another applicable exemption from Section 19 of the FSMA must be available).]

9.	Interest Basis:	[[•] per cent. Fixed Rate] [[specify reference rate] +/- [•] per cent. Floating Rate] [Zero Coupon] [Index Linked Interest] [Other (specify)] (further particulars specified below)

10.	Redemption/Payment Basis:	[Redemption at par]

[Index Linked Redemption]

[Dual Currency]

[Partly Paid]

[Instalment]

[Other (specify)]

11.	Change of Interest or Redemption/Payment Basis:	[Specify details of any provision for convertibility of Instruments into another interest or redemption/payment basis]

12.	Put/Call Options(2)	[NGC Restructuring Put] [Put] [Call] [(further particulars specified below)]

13.	Status of the Instruments:	Senior

14.	Listing:	[Applications have been made for the Instruments to be admitted to listing on the Official List of the UK Listing Authority and to trading on the London Stock Exchange/other (specify)/None]

15.	Method of distribution:	[Syndicated/Non-syndicated]

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

16.	Fixed Rate Instrument Provisions	[Applicable/Not Applicable]

(If Not Applicable, delete the remaining sub-paragraphs of this paragraph)

	(i) Rate[(s)] of Interest:	[•] per cent. per annum [payable [annually/semi-annually/quarterly/monthly] in arrear]

(1)                Instruments which have a maturity of less than one year must have a minimum denomination of £100,000 (or its equivalent in other currencies)

(2)                If Instruments are issued by NGT, only insert any additional put/call option other than the NGT Restructuring Put contained in Condition 4.6.

	(ii) Interest Payment Date[(s)]:	[•] in each year [adjusted in accordance with [specify Business Day Convention and any applicable Business Centre(s) for the definition of “Business Day”]/not adjusted]

	(iii) Fixed Coupon Amount [(s)]:	[•] per [•] in nominal amount

	(iv) Broken Amount:	[Insert particulars of any initial or final broken interest amounts which do not correspond with the Fixed Coupon Amount [(s)] and the Interest Payment Date(s) to which they relate]

	(v) Day Count Fraction (Condition 3.2.5):	[•]

(Day Count Fraction should be Actual/ Actual-ISMA for all fixed rate issues other than those denominated in U.S. dollars unless otherwise agreed)

	(vi) Determination Date(s) (Condition 3.2.5):	[•] in each year [insert regular payment dates, ignoring issue date or maturity date in the case of a long or short first or last coupon](3)

	(vii) Other terms relating to the method of calculating interest for Fixed Rate Instruments:	[Not Applicable/give details]

17.	Floating Rate Instrument Provisions	[Applicable/Not Applicable]

(If Not Applicable, delete the remaining sub-paragraphs of this paragraph.)

	(i) Interest Period(s):	[•]

	(ii) Specified Interest Payment Dates:	[•]

	(iii) Business Day Convention:	[Floating Rate Business Day Convention/ Following Business Day Convention/ Modified Following Business Day Convention/Preceding Business Day Convention/other (give details)]

	(iv) Business Centre(s) (Condition 3.2.5):	[•]

	(v) Manner in which the Rate(s) of Interest is/are to be determined:	[Screen Rate Determination/ ISDA Determination/ other (give details)]

	(vi) Interest Period Date(s):	[Not Applicable/specify dates]

	(vii) Party responsible for calculating the Rate(s) of Interest and Interest Amount(s) (if not the Calculation Agent):	[•]

(viii) Screen Rate Determination (Condition 3.2.3(b)):

	Relevant Time:	[•]

	Interest Determination Date:	[[•] [TARGET] Business Days in [specify city] for [specify currency] prior to [the first day in each Interest Accrual Period/ each Interest Payment Date]]

(3)                                  Only to be completed for an issue where Day Count Fraction is Actual/Actual-ISMA

	Primary Source for Floating Rate:	[Specify relevant screen page or “Reference Banks”]

	Reference Banks (if Primary Source is “Reference Banks”):	[Specify five]

	Relevant Financial Centre:	[The financial centre most closely connected to the Benchmark – specify if not London]

	Benchmark:	[LIBOR, LIBID, LIMEAN, EURIBOR or other benchmark]

	Representative Amount:	[Specify if screen or Reference Bank quotations are to be given in respect of a transaction of a specified notional amount]

	Effective Date:	[Specify if quotations are not to be obtained with effect from commencement of Interest Accrual Period]

	Specified Duration:	[Specify period for quotation if not duration of Interest Accrual Period]

(ix) ISDA Determination (Condition 3.2.3(a)):

	Floating Rate Option:	[•]

	Designated Maturity:	[•]

	Reset Date:	[•]

	ISDA Definitions: (if different from those set out in the Conditions)	[•]

	(x) Margin(s):	[+/-] [•] per cent. per annum

	(xi) Minimum Rate of Interest:	[•] per cent. per annum

	(xii) Maximum Rate of Interest:	[•] per cent. per annum

	(xiii) Day Count Fraction (Condition 3.2.5):	[•]

	(xiv) Rate Multiplier:	[•]

(xv)                            Fall back provisions, rounding provisions, denominator and any other terms relating to the method of calculating interest on Floating Rate Instruments, if different from those set out in the Conditions:

[•]

18.	Zero Coupon Instrument Provisions	[Applicable/Not Applicable]

(If Not Applicable, delete the remaining sub-„paragraphs of this paragraph)

	(i) Amortisation Yield (Condition 4.4):	[•] per cent. per annum

	(ii) Day Count Fraction (Condition 3.2.5):	[•]

	(iii) Any other formula/basis of determining amount payable:	[•]

19.	Index Linked Interest Instrument Provisions	[Applicable/Not Applicable] (If not Applicable, delete the remaining sub-paragraphs of this paragraph)

	(i) Index/Formula:	[Give or annex details]

	(ii) Calculation Agent responsible for calculating the interest due:	[•]

	(iii) Provisions for determining Coupon where calculation by reference to Index and/or Formula is impossible or impracticable:	[•]

	(iv) Interest Period(s):	[•]

	(v) Specified Interest Payment Dates:	[•]

	(vi) Business Day Convention:	[Floating Rate Business Day Convention/ Following Business Day Convention/ Modified Following Business Day Convention/Preceding Business Day Convention/other (give details)]

	(vii)Business Centre(s) (Condition 3.2.5):	[•]

	(viii) Minimum Rate of Interest:	[•] per cent. per annum

	(ix) Maximum Rate of Interest:	[•] per cent. per annum

	(x) Day Count Fraction (Condition 3.2.5):	[•]

20.	Dual Currency Instrument Provisions	[Applicable/Not Applicable]

(If Not Applicable, delete the remaining sub-paragraphs of this paragraph)

	(i) Rate of Exchange/Method of calculating Rate of Exchange:	[Give details]

	(ii) Calculation Agent, if any, responsible for calculating the principal and/or interest due:	[•]

	(iii) Provisions applicable where calculation by reference to Rate of Exchange impossible or impracticable:	[•]

	(iv) Person at whose option Specified Currency(ies) is/are payable:	[•]

	(v) Day Count Fraction (Condition 3.2.5):	[•]

PROVISIONS RELATING TO REDEMPTION

21.	Call Option(4)	[Applicable/Not Applicable] (If Not Applicable, delete the remaining sub-paragraphs of this paragraph)

	(i) Optional Redemption Date(s):	[•]

(ii) Optional Redemption Amount(s) of each Instrument and method, if any, of calculation of such amount(s):		[•] per Instrument of [ ] specified denomination

(iii) If redeemable in part:		[•]

(a) Minimum nominal amount to be redeemed:		[•]

(b) Maximum nominal amount to be redeemed:		[•]

(iv) Option Exercise Date(s):		[•]

(v) Description of any other Issuer’s option:		[•]

(vi) Notice period (if other than as set out in the Conditions):		[•]

(4)    This does not include the tax call in Condition 4.2

22.	Put Option(5)	[Applicable/Not Applicable] (If Not Applicable, delete the remaining sub-paragraphs of this paragraph)

	(i) Optional Redemption Date(s):	[•]

(ii) Optional Redemption Amount(s) of each Instrument and method, if any, of calculation of such amount(s):		[•] per Instrument of [•] specified denomination

(iii) Option Exercise Date(s):		[•]

(iv) Description of any other Instrumentholder’s option:		[•]

(v) Notice period (if other than as set out in the Conditions):		[•]

23.	NGC Restructuring Put Option:	[Applicable/Not Applicable]

24.	Final Redemption Amount of each Instrument	[[•] per Instrument of [•] specified denomination/Other/See Appendix]

25.	Early Redemption Amount

(i)              Early Redemption Amount(s) of each Instrument payable on redemption for taxation reasons (Condition 4.2) or an Event of Default (Condition 8) and/or the method of calculating the same (if required or if different from that set out in the Conditions:

[Final Redemption Amount/Other]

(ii) Redemption for taxation reasons permitted on days other than Interest Payment Dates (Condition 4.2):		[Yes/No]

(iii) Unmatured Coupons to become void upon early redemption. (Bearer Investments Only) (Condition 5.5):		[Yes/No/Not Applicable]

GENERAL PROVISIONS APPLICABLE TO THE INSTRUMENTS

26.	Form of Instruments:	Bearer Instruments

(i) Temporary or permanent Global Instrument:

[temporary Global Instrument exchangeable for a permanent Global Instrument which is exchangeable for Definitive Instruments on 60 days’ notice in the limited circumstances specified in the permanent Global Instrument]

[temporary Global Instrument exchangeable for Definitive Instruments on 40 days’ notice]

[permanent Global Instrument exchangeable for Definitive Instruments on 60 days’ notice/at any time/ in the limited circumstances specified in the permanent Global Instrument]

	(ii) Applicable TEFRA exemption:	[C Rules/D Rules/Not Applicable]

27. Financial Centre(s) (Condition 5.6) or other special provisions relating to payment dates:		[Not Applicable/Give details. italicNote that this item relates to the date and place of payment, and not interest period end dates, to which items 16(ii), 17(iv) and 19(vii) relate]

28. Talons for future Coupons or Receipts to be attached to Definitive Instruments (and dates on which such Talons mature):		[Yes/No. If yes, give details]

(5)    This does not include the NGT or NGC Restructuring Put contained in Condition 4.6

29.        Details relating to Partly Paid Instruments: amount of each payment comprising the Issue Price and date on which each payment is to be made and consequences (if any) of failure to pay, including any right of the Issuer to forfeit the Instruments and interest due on late payment:

[Not Applicable/give details]

30.	Details relating to Instalment Instruments:	[Not Applicable/give details]

	Instalment Amount(s):	[•]

	Instalment Date(s):	[•]

	Minimum Instalment Amount:	[•]

	Maximum Instalment Amount:	[•]

31. Redenomination, renominalisation and reconventioning provisions:		[Not Applicable/The provisions annexed to this Pricing Supplement apply]

32.	Consolidation provisions:	[Not Applicable/The provisions annexed to this Pricing Supplement apply]

33.	Other terms or special conditions(6)	[Not Applicable/give details]

DISTRIBUTION

34.	If syndicated, names of Managers:	[Not Applicable/give names]

	Stabilising Manager (if any):	[Not Applicable/give name]

	Dealer’s Commission:	[•]

35.	If non-syndicated, name of Dealer:	[Not Applicable/give name]

36.	Additional selling restrictions:	[Not Applicable/give details]

OPERATIONAL INFORMATION

37.	ISIN Code:	[•]

38.	Common Code:	[•]

39. Any clearing system(s) other than Euroclear Bank S.A./N.V. and Clearstream Banking société anonyme and the relevant identification number(s):		[Not Applicable/give name(s) and number(s)]

40.	Delivery:	Delivery [against/free of] payment

41.	The Agents appointed in respect of the Instruments are:	[•]

(6)                If full terms and conditions are to be used, please add the following here: ``The full text of the Conditions which apply to the Instruments [and which will be endorsed on the Instruments in definitive form] are set out in [the Annex to this Pricing Supplement], which Conditions replece in their entirety those appearing in the Information Memorandum for the purposes of these Instruments and such Conditions will prevail over any other provisions to the contrary.” The first set of bracketed words is to be deleted where there is a permanent Global Instrument instead of Instruments in definitive form. The full Conditions should be attached to the form part of the Pricing Supplement.

GENERAL

42. Additional steps that may only be taken following approval by an Extraordinary Resolution in accordance with Condition 10.1:	[Not Applicable/give details]

43. The aggregate principal amount of Instruments issued has been translated into Euro at the rate of [•], producing a sum of (for Instruments not denominated in Euro):	[Not Applicable/[[Euro]][•]]

[Listing Application

This Pricing Supplement comprises the final terms required for the Instruments described herein to be admitted to the Official List of the UK Listing Authority and admitted to trading by the London Stock Exchange pursuant to the admission to listing and trading of the Euro 6,000,000,000 Euro Medium Term Note Programme of National Grid Transco plc and National Grid Company plc.]

[Stabilising

In connection with this issue, [insert name of the Stabilising Manager] (the “Stabilising Manager”) or any person acting for the Stabilising Manager may over-allot or effect transactions with a view to supporting the market price of the Instruments at a level higher than that which might otherwise prevail for a limited period after the Issue Date. However, there may be no obligation on the Stabilising Manager or any agent of the Stabilising Manager to do this. Such stabilising, if commenced, may be discontinued at any time and must be brought to an end after a limited period. Such stabilising shall be in compliance with all applicable laws, regulations and rules.]

Responsibility

The Issuer accepts responsibility for the information contained in this Pricing Supplement which, when read together with the Information Memorandum referred to above, contains all information that is material in the context of the issue of the Instruments.

Signed on behalf of the Issuer:

By:

Duly authorised

GENERAL INFORMATION

1.                     The admission of the Programme to listing on the Official List of the UK Listing Authority and to trading on the London Stock Exchange is expected to take effect on or about 9 December 2004. The listing of the Instruments on the Official List will be expressed as a percentage of their nominal amount (exclusive of accrued interest). Any Tranche of Instruments intended to be admitted to listing on the Official List of the UK Listing Authority and admitted to trading on the London Stock Exchange will be so admitted to listing and trading upon submission to the UK Listing Authority and the London Stock Exchange of the relevant Pricing Supplement and any other information required by the UK Listing Authority and the London Stock Exchange, subject in each case to the issue of the relevant Instruments. Prior to official listing, dealings will be permitted by the London Stock Exchange in accordance with its rules. Transactions will normally be effected for delivery on the third working day in London after the day of the transaction.

However, Instruments may be issued pursuant to the Programme which will not be admitted to listing, trading and/or quotation by the UK Listing Authority or the London Stock Exchange or any other listing authority, stock exchange and/or quotation system or which will be admitted to listing, trading and/or quotation by such listing authority, stock exchange and/or quotation system as the relevant Issuer and the relevant Dealer(s) may agree.

2.                     The Issuers have obtained all necessary consents, approvals and authorisations in the United Kingdom in connection with the issue and performance of the Instruments.

3.                     The establishment of the Programme was authorised by a resolution of the Finance Committee of the Board of Directors of NGT (which was established by a resolution of the Board of Directors of NGT passed on 21 October 2002) passed on 23 October 2002 and by a resolution of the Finance Committee of the Board of Directors of NGC (which was established by a resolution of the Board of Directors of NGC passed on 19 November 2002) passed on 19 November 2002.

4.                     The update of the Programme was authorised by a resolution of the Finance Committee of the Board of Directors of NGT (which was established by a resolution of the Board of Directors of NGT passed on 21 October 2002) passed on 28 October 2004 and by a resolution of the Finance Committee of the Board of Directors of NGC (which was established by a resolution of the Board of Directors of NGC passed on 19 November 2002) passed on 28 October 2004.

5.                     Instruments have been accepted for clearance through the Euroclear and Clearstream, Luxembourg. The appropriate common code and the International Securities Identification Number in relation to the Instruments of each Series will be specified in the Pricing Supplement relating thereto. The relevant Pricing Supplement shall specify any other clearing system as shall have accepted the relevant Instruments for clearance together with any further appropriate information.

6.                     Save as disclosed in this paragraph, there are no legal or arbitration proceedings (including any such proceedings which are pending or threatened of which NGT is aware) which may have or have had in the 12 months preceding the date of this Information Memorandum a significant effect on the NGT Group’s financial position.

(a)                On 10 January 2002, New York State filed a civil action against Niagara Mohawk in US District Court in Buffalo, New York, for alleged violations of the federal Clean Air Act, related state environmental laws and the common law at the Huntley and Dunkirk power plants, which Niagara Mohawk sold in 1999 to affiliates of NRG Energy, Inc. (collectively with its affiliates, NRG). The State alleged, among other things, that between 1982 and 1999, Niagara Mohawk modified the two plants 55 times without obtaining proper preconstruction permits and implementing proper pollution equipment controls.

On 27 March 2003, the court issued an order granting in part Niagara Mohawk’s motion to dismiss, which had been filed in 2002. Based on applicable statutes of limitations, the court reduced the number of projects allegedly requiring preconstruction permits under the Clean Air Act from 55 to nine.

On 31 December 2003, the court granted the State’s motion to amend the complaint, allowing it to assert operating permit violations against Niagara Mohawk and NRG, though still barring monetary penalties for actions outside the statute of limitations period. Niagara Mohawk answered the amended complaint on 2 March 2004 and filed a counterclaim against the State in response to its common law public nuisance claim, seeking contribution for the company’s portion of any alleged harm caused by emissions from facilities that the State owns or to which it has given permits.

Prior to the commencement of the enforcement action, NRG took the position that Niagara Mohawk would be at least partly responsible for the costs of pollution control equipment and post-sale fines and penalties, notwithstanding contrary language in the agreement governing the sale of the plants to NRG. As a result, on 13 July 2001, Niagara Mohawk sued NRG in New York State Supreme Court (Onondaga County), seeking a declaratory ruling that under the agreement, NRG is responsible for the costs of pollution controls and mitigation, as well as post-sale fines and penalties, that may result from the State’s enforcement action. The parties are awaiting a decision on NRG’s partial summary judgment motion, which was argued on 15 January 2004. The court’s decision has been delayed pending the hearing judge’s determination of whether to withdraw due to a perceived conflict of interest. It is not possible to quantify the claim.

(b)               In November 1999, New England Power (NEP), a subsidiary of National Grid USA, entered into an agreement with Northeast Utilities (NU) to settle claims made by NEP in relation to the operation of the Millstone 3 nuclear unit. As part of this agreement, NU agreed to include NEP’s 16.2 per cent. share in an auction of NU’s share in that unit, at a guaranteed price, irrespective of the price actually received at auction. On 31 March 2001, the Millstone 3 sale was completed and proceeds of US28m were received by NEP. Millstone 3 was subsequently sold to Dominion Resources Inc. for a total of approximately US$855m. Regulatory authorities from Rhode Island, New Hampshire and Massachusetts have expressed an intent to challenge the reasonableness of the settlement agreement as NEP would have received approximately US$140m of sale proceeds without the agreement. Any dispute will be resolved by the Federal Energy Regulatory Commission (FERC). The Group believes that it acted prudently since the amount received under the settlement agreement was the highest sale price for a nuclear unit at the time the agreement was reached. It is not possible to quantify the claim.

(c)                Following a fatal accident in Larkhall, Lanarkshire in December 1999 in which four people died, Transco faces charges alleging breaches of sections 3 and 33 of the Health & Safety at Work Act 1974. The case is listed for trial in Edinburgh commencing on 29 November 2004. The maximum penalty for breach of either of the above sections is an unlimited fine.

(d)               Following a fatal accident at Cavendish Mill, Lancashire in November 2001, in which one person died, Transco has been charged with contravention of section 3 of the Health and Safety at Work Act 1974. The maximum penalty for breach of this section is an unlimited fine.

7.                     There are no legal or arbitration proceedings (including any such proceedings which are pending or threatened of which NGC is aware) which may have or have had in the 12 months preceding the date of this Information Memorandum a significant effect on the NGC Group’s financial position.

8.                     Save as disclosed herein, there has been no significant change in the financial or trading position of NGT or the NGT Group since 30 September 2004 and no material adverse change in the financial position or prospects of NGT or the NGT Group since 31 March 2004.

9.                     There has been no significant change in the financial or trading position of NGC or the NGC Group since 31 March 2004 and no material adverse change in the financial position or prospects of NGC or the NGC Group since 31 March 2004.

10.               PricewaterhouseCoopers (Chartered Accountants) has audited the accounts of NGT (formerly National Grid Group plc) for the year ended 31 March 2002. Pricewaterhouse Coopers LLP has audited the accounts of NGT (formerly National Grid Group plc) for the two years ended 31 March 2004. The audited accounts for NGT contain unqualified reports.

11.               PricewaterhouseCoopers (Chartered Accountants) has audited the accounts of NGC for the year ended 31 March 2002. Pricewaterhouse Coopers LLP has audited the accounts of NGC for the two years ended 31 March 2004. The audited accounts for NGC contain unqualified reports.

12.               Each Instrument, Receipt, Coupon and Talon will bear the following legend: “Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code”.

13.               For so long as the Programme remains in effect or any Instruments are outstanding, copies of the following documents may be inspected during usual business hours on any weekday (Saturdays, Sundays and public holidays excepted), for inspection at the offices of JPMorgan Chase Bank, N.A. at Trinity Tower, 9 Thomas More Street, London E1W 1YT and at the registered offices of each of the Issuers:

(a)                a copy of this Information Memorandum together with any supplement to this Information Memorandum or further Information Memorandum;

(b)               the Trust Deed (which includes the form of the Global Instruments, the Definitive Instruments, the Coupons, the Receipts and the Talons);

(c)                the Agency Agreement;

(d)               the Dealer Agreement;

(e)                the Memorandum and Articles of Association of each of the Issuers;

(f)                  the audited consolidated accounts of NGT (formerly known as National Grid Group plc) for the two financial years ended 31 March 2004 and any consolidated interim accounts of NGT published subsequently to such accounts;

(g)               the audited consolidated accounts of NGC for the two financial years ended 31 March 2004 and any consolidated interim accounts of NGC published subsequently to such accounts; and

(h)               any Pricing Supplement relating to Instruments which are admitted to listing, trading and/„or quotation by any listing authority, stock exchange and/or quotation system. (In the case of any Instruments which are not admitted to listing, trading and/or quotation by any listing authority, stock exchange and/or quotation system, copies of the relevant Pricing Supplement will only be available for inspection by the relevant Instrumentholders.)

REGISTERED OFFICE OF EACH OF THE ISSUERS

1-3 Strand
London WC2N 5EH

THE ARRANGER AND AUTHORISED ADVISER

HSBC Bank plc
8 Canada Square
London
E14 5HQ

THE DEALERS

ABN AMRO Bank N.V. 250 Bishopsgate London EC2M 4AA	Banc of America Securities Limited 5 Canada Square London E14 5AQ

Barclays Bank PLC 5 The North Colonnade Canary Wharf London E14 4BB	Citigroup Global Markets Limited Citigroup Centre Canada Square Canary Wharf London E14 5LB

Deutsche Bank AG London Winchester House 1 Great Winchester Street London EC2N 2DB	Dresdner Bank AG London Branch Riverbank House 2 Swan Lane London ECUR 3UX

HSBC Bank plc 8 Canada Square London E14 5HQ	National Australia Bank Limited 88 Wood Street London EC2V 7QQ

Royal Bank of Canada Europe Limited 71 Queen Victoria Street London EC4V 4DE	The Royal Bank of Scotland plc 135 Bishopsgate London EC2M 3UR

Mitsubishi Securities International plc
6 Broadgate
London EC2M 2AA

LEGAL ADVISERS

To the Dealers and to the Trustee

Clifford Chance
Limited Liability Partnership
10 Upper Bank Street
London E14 5JJ

To the Issuers

Linklaters
One Silk Street
London EC2Y 8HQ

THE TRUSTEE

The Law Debenture Trust Corporation p.l.c.
Fifth Floor
100 Wood Street
London EC2V 7EX

ISSUING AND PAYING AGENT

JPMorgan Chase Bank, N.A.
Trinity Tower
9 Thomas More Street
London E1W 1YT

PAYING AGENT

Kredietbank S.A. Luxembourgeoise
43 Boulevard Royal
L-2955 Luxembourg

REGISTERED AUDITORS TO EACH OF THE ISSUERS

PricewaterhouseCoopers LLP
1 Embankment Place
London WC2N 6RH